UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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Joy Global Inc.
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Notice of 2014

Annual Meeting of

Shareholders and

Proxy Statement

AUDIT COMMITTEE REPORT	56

AUDITORS, AUDIT FEES, AND AUDITOR INDEPENDENCE	58

OTHER INFORMATION	59

JOY GLOBAL INC.

100 E. Wisconsin Avenue, Suite 2780

Milwaukee, Wisconsin 53202

NOTICE OF ANNUAL MEETING

The annual meeting of shareholders of Joy Global Inc. will be held at 100 E. Wisconsin Avenue, 2nd Floor Conference Room, Milwaukee, Wisconsin, on Tuesday, March 4, 2014 at 7:30 a.m. for the following purposes:

1.	to elect eight persons to the Board of Directors;

2.	to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for Fiscal 2014;

3.	to conduct an advisory vote on our named executive officers’ compensation;

4.	to transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Shareholders of record at the close of business on January 3, 2014 are entitled to receive notice of and to vote at the annual meeting and any adjournment or postponement of the meeting. A list of shareholders entitled to vote will be available at our headquarters at least 10 days prior to the meeting and may be inspected there during business hours by any shareholder for any purpose germane to the meeting.

Whether or not you plan to attend the meeting, it is important that your shares be represented and voted at the annual meeting. We urge you to vote your shares at your earliest convenience by submitting your proxy by Internet, telephone, or by marking, signing, and dating the enclosed proxy card and returning it in the enclosed envelope. If you decide to attend the annual meeting, you will be able to vote in person, even if you have previously submitted your proxy.

By order of the Board of Directors,

Sean D. Major

Executive Vice President,

General Counsel and Secretary

January 24, 2014

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on March 4, 2014. Our proxy statement and 2013 annual report to shareholders are available at http://investors.joyglobal.com/financials.cfm.

PROXY STATEMENT SUMMARY

To assist you in reviewing the proposals to be acted upon at our 2014 annual meeting of shareholders, including the election of directors and the advisory vote on our named executive officers’ compensation, this summary highlights information contained elsewhere in this proxy statement as well as information about our Fiscal 2013 financial performance. For additional information regarding these topics, please review the complete proxy statement and our Annual Report on Form 10-K for the year ended October 25, 2013.

Business Highlights

We are a leading manufacturer and servicer of high productivity mining equipment for the extraction of coal and other minerals and ores. We manufacture and market original equipment and aftermarket parts and services for both underground and surface mining and certain industrial applications. Our equipment is used in major mining regions throughout the world to mine coal, copper, iron ore, oil sands, gold and other minerals. We also offer comprehensive service locations near major mining regions worldwide and provide extensive operational support for equipment used in surface and underground mining.

Our Fiscal 2013 results were influenced by a very challenging mining market. Most of the major commodities that are mined by our customers were in a significant supply surplus following several years of investment in production capacity. As a result, commodity prices fell 20% to 40% from peak sales and mining industry capital expenditures fell by more than 40%. Despite these downward trends, our Fiscal 2013 operating results also reflect our focus on reducing costs and emphasizing operational excellence initiatives, including streamlining our businesses and a rebranding initiative. Through this focus, we lowered our cost base while protecting profit margins. These actions enabled us to continue significant cash generation while investing in strategic growth initiatives to position us to capitalize when improved market conditions return. The following table highlights key metrics of our financial performance for Fiscal 2013 and the two preceding fiscal years.

Financial Highlights	Fiscal 2013	Fiscal 2012	Fiscal 2011
(in thousands, except per-share information)
Net Sales	$5,012,697	$5,660,889	$4,403,906
Gross Profit	$1,623,213	$1,877,087	$1,506,301
Gross Profit Percentage	32.4%	33.2%	34.2%
Operating Income	$821,661	$1,172,559	$920,179
Operating Income Percentage	16.4%	20.7%	20.9%
Net Income	$533,713	$762,201	$609,656
Diluted Earnings Per Share	$4.99	$7.13	$5.72
Cash Dividends Per Share	$0.70	$0.70	$0.70
Shares Outstanding (avg.)	106,996	106,889	106,537

Compensation Highlights

The Human Resources and Nominating Committee of the Board of Directors designs our compensation program to be competitive with manufacturing companies of comparable size and complexity in order to attract, retain and incentivize talented executive officers and employees. This program reflects the Committee’s belief that incentive compensation should be directly linked to performance in order to promote the attainment of our performance objectives, with an emphasis on building long-term shareholder value. In Fiscal 2013, the Board took the following actions related to our compensation programs:

•

Limited the practice of providing tax “gross-ups,” or reimbursements to employees for the payment of individual income taxes incurred due to the receipt of perquisites, other than for relocation expenses and club initiation fees; and

•

Continued our practice of including provisions in all equity award agreements providing for the clawback of such awards if we are required to restate our financial statements as a result of material noncompliance with any financial reporting requirement.

Fiscal 2013 executive compensation is set forth in the Summary Compensation Table and described in the Compensation Discussion and Analysis in this proxy statement. The table below is an overview of total direct compensation received by our named executive officers in Fiscal 2013, which indicates the significance of performance-based compensation, consisting of short-term cash incentives and long-term equity awards, relative to base salary. The table does not include all of the information included in the Summary Compensation Table.

Named Executive Officer	2013 Base Salary	Short-Term Incentives	Stock and Option Awards	2013 Total Direct Compensation	% Change from 2012(1)
Michael W. Sutherlin	$1,134,615	$850,962	$2,745,520	$4,731,097	(27.8%)
James M. Sullivan	$524,231	$275,221	$712,512	$1,511,964	-
Randal W. Baker	$776,923	$407,885	$2,868,180	$4,052,988	70.9%
Edward L. Doheny II	$853,788	$445,240	$3,549,440	$4,848,468	140.9%
Sean D. Major	$446,346	$200,856	$549,624	$1,196,826	(7.2%)
Michael S. Olsen	$125,192	$65,726	-	$190,918	-

(1)

Change from Fiscal 2012 total direct compensation is not reported for Mr. Sullivan or Mr. Olsen. Mr. Sullivan joined the company as an Executive Vice President on October 1, 2012 and succeeded Mr. Olsen as Chief Financial Officer on December 18, 2012. Mr. Olsen retired on February 1, 2013.

Corporate Governance Developments

The Board of Directors believes that establishing and maintaining effective corporate governance is critical to fulfilling its oversight responsibility. The Board has enacted corporate governance policies to promote a culture of compliance among our directors, officers, and employees that is focused on the ethical achievement of our long-term strategic goals. In the past year, we have taken the following actions to promote good corporate governance:

•	Executed on our succession process for the positions of Chief Executive Officer and Chief Financial Officer;

•	Sought the views of our shareholders regarding whether we should adopt a majority voting standard for the future election of directors in uncontested elections;

•

In response to the strong preference of our shareholders for a majority voting standard, the Board of Directors amended our bylaws to implement a majority voting standard for the election of directors in uncontested elections and to require an incumbent director who is not elected under this standard to promptly tender his or her resignation;

•

Implemented mandatory online training under our Worldwide Business Conduct Policy Training and Certification Program for all U.S. salaried employees, equivalent employees based outside the United States, and certain third parties;

•	Appointed Steven L. Gerard as Lead Independent Director to succeed Richard B. Loynd, who had served in that role since 2007;

•

Completed our annual review of committee charters and reviewed and updated our Corporate Governance Principles to include updated director qualification criteria, including providing for enhanced consideration of director and board diversity; and

•	Conducted our annual review of Board and committee effectiveness.

Shareholder Actions
Company Proposals	Board Recommendation	Page Reference
Election of Directors	For each nominee	9
Ratification of appointment of our independent registered public accounting firm	For	14
Advisory vote on our named executive officers’ compensation	For	15

Election of Directors (Proposal 1)

This proxy statement contains important information about the qualifications and experience of each of the director nominees who you are asked to elect. The Human Resources and Nominating Committee performs an annual assessment to see that our directors have the skills and experience to effectively oversee our management and operations. The Board of Directors has determined that each of its nominees possesses the required qualifications, experience, commitment, and integrity necessary for continued service on the Board of Directors.

Board Nominees
		Director		Experience/
Name	Age	Since	Principal Occupation	Qualifications	Independent	Committees

Edward L. Doheny II	51	2013	President and Chief Executive Officer,	•Leadership	No	Executive
			Joy Global Inc.	•Industry
				•Global
				•Governance

Steven L. Gerard	68	2001	Chairman and Chief Executive Officer,	•Leadership	Yes	HRN(1)
			CBIZ, Inc.	•Accounting		Executive
				•Governance
				•Industry

John T. Gremp	62	2011	Chairman and Chief Executive Officer,	•Leadership	Yes	HRN(1)
			FMC Technologies, Inc.	•Industry
				•Global
				•Governance

Board Nominees
		Director		Experience/
Name	Age	Since	Principal Occupation	Qualifications	Independent	Committees

John Nils Hanson	72	1996	Chairman,	•Leadership	Yes	Executive
			Joy Global Inc.	•Industry
				•Global
				•Governance

Gale E. Klappa	63	2006	Chairman and Chief Executive Officer,	•Leadership	Yes	Audit
			Wisconsin Energy Corporation	•Accounting
				•Finance
				•Industry
				•Governance

Richard B. Loynd	86	2001	President,	•Governance	Yes	HRN(1)
			Loynd Capital Management	•Leadership		Executive
				•Industry
P. Eric Siegert	48	2001	Senior Managing Director,	•Accounting	Yes	Audit
			Houlihan, Lokey, Howard & Zukin	•Finance
				•Industry

James H. Tate	66	2001	Independent Consultant	•Accounting	Yes	Audit
				•Finance
				•Industry

(1) Human Resources and Nominating Committee

Ratification of Appointment of Independent Registered Public Accounting Firm (Proposal 2)

As a matter of good corporate governance, we ask that our shareholders ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for Fiscal 2014. Set forth below is a summary of fees paid to Ernst & Young for services provided in Fiscal 2013 and Fiscal 2012.

	2013	2012

	(in millions)
Audit Fees	$3.20	$3.32
Audit-Related Fees	0.00	0.00
Tax Fees	0.52	0.84

Total	$3.72	$4.16

Advisory Vote on Our Named Executive Officers’ Compensation (Proposal 3)

For the fourth consecutive year, our shareholders are being asked to cast a non-binding advisory vote on our named executive officers’ compensation. We are gratified that shareholders have overwhelmingly supported our executive compensation program in prior years, with this proposal receiving the affirmative vote of 95%, 97% and 96% of votes cast by shareholders at the 2013, 2012 and 2011 annual meetings, respectively. In evaluating this proposal, we recommend that you review our Compensation Discussion and Analysis, which explains how and why the Human Resources and Nominating Committee arrived at its executive compensation actions and decisions for Fiscal 2013.

INFORMATION ABOUT THIS PROXY SOLICITATION

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Joy Global Inc., a Delaware corporation (the “corporation” or the “company”), for use at the 2014 annual meeting of shareholders to be held at 100 E. Wisconsin Avenue, 2nd Floor Conference Room, Milwaukee, Wisconsin, on Tuesday, March 4, 2014 at 7:30 a.m. and at any adjournment or postponement of the annual meeting. The proxy statement, proxy card, and annual report are being mailed to shareholders on or about January 24, 2014.

Proxies

Properly signed and dated proxies received by the Secretary prior to or at the annual meeting will be voted as instructed on the proxies or, in the absence of such instruction:

•	for the election to the Board of Directors of the persons nominated by the Board;

•	for the ratification of Ernst & Young LLP as our independent registered public accounting firm for Fiscal 2014;

•	for our named executive officers’ compensation; and

•	in accordance with the best judgment of the persons named in the proxy on any other matters which may properly come before the meeting.

Any proxy may be revoked by the person executing it at any time before the polls close at the annual meeting by filing with the Secretary a written revocation or a duly executed form of proxy bearing a later date, or by voting in person at the annual meeting. The Board of Directors has appointed a representative of Broadridge Financial Solutions to act as an independent inspector at the annual meeting.

Record Date, Shares Outstanding and Quorum

Shareholders of record of our common stock, par value $1.00 per share (the “Common Stock”), at the close of business on January 3, 2014 (the “Record Date”) may vote on all matters presented at the annual meeting. As of the Record Date, 101,185,562 shares of Common Stock were outstanding and entitled to vote at the annual meeting. Each share of Common Stock is entitled to one vote.

A quorum is required to transact business at our annual meeting. Holders of at least a majority of the shares of our Common Stock must be present at the annual meeting in person or by proxy to constitute a quorum. Abstentions, shares for which authority is withheld to vote for director nominees, and broker non-votes (i.e., proxies from brokers or nominees regarding proposals for which such broker or nominee lacks discretionary voting authority where the beneficial owners or other persons entitled to vote have not provided voting instructions) will be considered present for the purpose of establishing a quorum. Once a share is represented at the annual meeting, it is deemed present for quorum purposes throughout the meeting, including any adjourned meeting, unless a new record date is set for the adjourned meeting.

If less than a majority of the outstanding shares of Common Stock are present or represented by proxy at the meeting, a majority of the shares that are present or represented by proxy at the meeting may adjourn the meeting from time to time without further notice.

Required Vote

Proposal 1: Election of Directors. In September 2013, the Board of Directors amended our bylaws to adopt a majority voting standard for the election of directors in uncontested elections. Under this standard, beginning at the 2014 annual meeting directors will be elected by the affirmative vote of a majority of votes cast. A “majority” of votes cast means that the number of votes “for” the election of a director nominee exceed the number of votes “withheld” with respect to such nominee. If an incumbent director in an uncontested election is not elected, he or she would be required to promptly tender his or her resignation to the Board of Directors. In the event of a contested election, which is one in which the number of candidates exceed the number of directors to be elected, the individuals receiving the largest number of votes will be elected up to the maximum number of directors to be chosen in the election.

Any shares not voted due to abstention or broker non-vote will not affect the election of directors. If you hold your shares in “street name,” your broker or other nominee will not have discretionary authority to vote your shares if you do not provide instructions as to how your shares should be voted on this proposal.

Proposal 2: Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for Fiscal 2014. The affirmative vote of a majority of the shares of Common Stock that are present in person or represented by proxy and entitled to vote at the meeting is required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2014. Any shares present and not voted, whether by abstention or otherwise, will have no effect on the vote to ratify the appointment of our independent registered public accounting firm. If you hold your shares in “street name,” your broker or other nominee will have discretionary authority to vote your shares if you do not provide instructions as to how your shares should be voted on this proposal.

Proposal 3: Advisory vote on our named executive officers’ compensation. At the 2011 annual meeting, shareholders expressed their preference for conducting annual advisory votes on our named executive officers’ compensation. Consistent with this preference, the Board of Directors determined that such votes will occur annually. This vote permits shareholders to express their approval or disapproval of our executive compensation practices for our named executive officers, as disclosed in this proxy statement. Although the outcome of this vote is not binding on us, we will consider the outcome of this vote when developing our compensation policies and practices, and when making compensation decisions in the future. Any shares present and not voted, whether by broker non-vote, abstention, or otherwise, will have no effect on this advisory vote regarding our named executive officers’ compensation. If you hold your shares in “street name,” your broker or other nominee will not have discretionary authority to vote your shares if you do not provide instructions as to how your shares should be voted on this proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists the beneficial ownership of Common Stock as of January 17, 2014, by any person who beneficially owns more than 5% of our Common Stock, each of the persons nominated for election as directors, each of the executive officers named in the Summary Compensation Table, and our executive officers and directors as a group. Beneficial ownership of these shares consists of sole voting power and sole investment power, except as noted below. In addition to beneficial ownership of shares set forth in this table, each of our named executive officers and non-employee directors owns restricted stock units as set forth in the stock awards columns of the Outstanding Equity Awards at Fiscal Year-End 2013 table on page 38 and in the stock awards column of footnote 2 to the Director Compensation table on page 50, respectively.

Name and Address of Beneficial Owner	Shares Owned(1)	Percent of Class

The Vanguard Group, Inc.	6,242,411(2)	6.17%
100 Vanguard Boulevard
Malvern, Pennsylvania 19355

Michael W. Sutherlin	537,002	*

James M. Sullivan	10,840	*

Randal W. Baker	59,843	*

Edward L. Doheny II	123,447	*

Sean D. Major	47,960

Michael S. Olsen	46,853	*

Steven L. Gerard	8,693	*

John T. Gremp	-	-

John Nils Hanson	206,791(3)	*

Gale E. Klappa	-	-

Richard B. Loynd	11,898	*

P. Eric Siegert	3,345	*

James H. Tate	5,659	*

All executive officers and directors as a group (14 persons)	1,086,846(4)	1.0%

*	Less than 1%

(1)

The beneficial ownership information presented in this proxy statement is based on information furnished by the specified persons and is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, the number of shares reflected in this column includes (i) shares of Common Stock issuable upon the exercise of stock options that are exercisable within 60 days of January 17, 2014, and (ii) shares to be received upon the vesting of restricted stock units within 60 days of January 17, 2014. This information is not necessarily to be construed as an admission of beneficial ownership for other purposes.

None of the shares shown as owned by directors or executive officers have been pledged as security.

Named executive officers and directors also hold restricted stock units that are not included in the beneficial ownership table because vesting will not occur within 60 days of January 17, 2014. The amounts of restricted stock units held by named executive officers and directors are described elsewhere in this proxy statement.

The amounts above include the following number of shares such person or group may acquire upon (1) exercise of stock options exercisable within 60 days of January 17, 2014, (2) shares such person or group has a right to acquire upon settlement of deferred stock units, and (3) shares to be distributed to such person or group upon settlement of restricted stock units within 60 days of January 17, 2014:

Name	Number of shares
Mr. Sutherlin	364,549
Mr. Sullivan	10,667
Mr. Baker	49,000
Mr. Doheny	83,298
Mr. Major	26,001
Mr. Olsen	25,166
Mr. Gerard	1,398
Mr. Hanson	1,398
Mr. Loynd	1,398
Mr. Tate	1,398
All executive officers and directors as a group	576,439

(2)	Amount in table derived from Amendment No. 1 to Schedule 13G filed on February 11, 2013.

(3)

Includes 30,000 shares of Common Stock from the Hanson Family Foundation of which Mr. Hanson is a trustee, as well as 133,886 shares of Common Stock transferred to the following grantor retained annuity trusts of which Mr. Hanson is the Grantor: 7,199 shares to Avon 4-2011 Trust; 10,675 shares to Avon 6-2011 Trust; 12,325 shares to Avon 8-2011 Trust; 13,250 shares to Avon 10-2011 Trust; 8,073 shares to Avon 2-2012; 12,130 shares to Avon 4-2012; 13,428 shares to Avon 6-2012; 14,041 shares to Avon 8-2012; and 14,382 shares to Avon 10-2012.

(4)	Includes 12,349 shares owned and 12,166 shares underlying stock options exercisable within 60 days of January 17, 2014, by an executive officer not named in the Summary Compensation Table.

PROPOSAL #1: ELECTION OF DIRECTORS

The Board of Directors consists of eight members. All members of the Board of Directors are elected by the holders of Common Stock at each annual meeting. The following table shows certain information, including the principal occupation and recent business experience for each of the eight individuals nominated by the Board of Directors for election at the 2014 annual meeting. All of the nominees are presently directors whose terms expire in 2014 and who are nominated to serve terms ending at the 2015 annual meeting following the election and qualification of their successors.

If an incumbent director nominee receives a greater number of votes “withheld” than “for” in an uncontested election, the director must promptly tender his resignation for consideration by the Human Resources and Nominating Committee and the Board (with the affected director recusing himself from the deliberations). The Board will be free to accept or reject the resignation and will disclose its decision within 90 days of certification of the vote results. If a director’s resignation is accepted by the Board, or if a new nominee for director is not elected, then the Board may fill the resulting vacancy. If a director’s resignation is not accepted by the Board, the director will continue to serve until the 2015 annual meeting and until the election and qualification of his successor.

The Board of Directors believes that each of its nominees possesses the required qualifications, including the experience, knowledge, education, skills, and character necessary for continued service on the Board of Directors. Through their prior experience on our Board of Directors and in our industry, each nominee is well-versed in our operations, markets and strategy, as well as with the duties and responsibilities of serving as a director of a public company in our industry. In addition, the nominees are familiar with the governance requirements applicable to public companies through experience serving in management or as directors of other publicly traded companies. The Board of Directors believes that each nominee’s experience and personal qualities will permit each nominee to make a substantial and active contribution to Board deliberations. If for any unforeseen reason any of these nominees should not be available for election, the proxies will be voted for such person or persons as may be nominated by the Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF EDWARD L. DOHENY II, STEVEN L. GERARD, JOHN T. GREMP, JOHN NILS HANSON, GALE E. KLAPPA, RICHARD B. LOYND, P. ERIC SIEGERT, AND JAMES H. TATE TO SERVE AS A DIRECTOR AND TO HOLD OFFICE UNTIL OUR 2015 ANNUAL MEETING OF SHAREHOLDERS AND UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFIED, OR UNTIL THEIR EARLIER DEATH, RESIGNATION, OR REMOVAL.

Director Since

Edward L. Doheny II

President, Chief Executive Officer and a director since December 2013. Previously, Mr. Doheny served as the Executive Vice President of the corporation and President and Chief Operating Officer of its underground mining machinery business from 2006 to 2013. Prior to joining Joy Global, Mr. Doheny spent 20 years with Ingersoll-Rand Co. in a series of senior executive positions of increasing responsibility, including President of Industrial Technologies from 2003 to 2005, President of Shared Services in 2003 and previously as President of the Air Solutions Group. Mr. Doheny also serves as a director of John Bean Technologies Corporation. He is 51.

2013

Mr. Doheny’s experience with the company and in our industry, including his current leadership of the corporation, led the Board to conclude that he should continue to serve as a director for a full term commencing at the 2014 Annual Meeting.

Steven L. Gerard	Chairman and Chief Executive Officer of CBIZ, Inc., a leading provider of integrated business services and products headquartered in Cleveland, Ohio. Mr. Gerard has served as Chief Executive Officer and a director since 2000 and as Chairman since 2002. Mr. Gerard is a director of Lennar Corporation since 2000. He is 68.	2001

Mr. Gerard’s experience as a director since 2001, his service as our Lead Independent Director and member of our Human Resources and Nominating Committee and his prior service as a member of our Audit Committee, in addition to his 23 years of significant experience in senior management, including as a chief executive officer and director of other public companies, led the Board to conclude that he should continue to serve as a director.

Director Since

John T. Gremp

Chairman and Chief Executive Officer for FMC Technologies, Inc. Mr. Gremp has served as Chief Executive Officer of FMC Technologies, Inc., a major manufacturer of oilfield equipment since March 2011 and as Chairman since November 2011. Mr. Gremp previously served as President and Chief Operating Officer from April 2010 to February 2011 and as Executive Vice President of FMC Technologies’ Energy Systems business from January 2007 to March 2010. He served as Vice President of FMC Technologies’ Energy Production Systems business from 2004 to December 2006. Mr. Gremp previously served in a series of management positions of increasing responsibility after joining the company in 1975. He has served as a director of FMC Technologies, Inc. since 2011. He is 62.

2011

The Board believes Mr. Gremp should continue to serve on the Board of Directors based on his service to date and his experience as the Chief Executive Officer of a large, publicly traded company that designs and manufactures equipment used in the energy industry. In making this determination, the Board also considered Mr. Gremp’s operations management experience, which includes prior leadership of each of FMC Technologies’ business segments, and his knowledge and understanding of the financial, regulatory, legal and accounting issues affecting public companies of our size, and his management experience of international companies.

John Nils Hanson	Chairman. Mr. Hanson has served as our Chairman since 2000. He previously served as our President and Chief Executive Officer from 1999 to 2006. Mr. Hanson ran a series of industrial product and capital goods businesses before joining Joy Technologies Inc. in 1990, where he served as President of the Underground Mining Machinery Division until its acquisition by us in 1995. He has a Ph.D. in nuclear engineering/reactor physics. Mr. Hanson has also served as a director of Arrow Electronics, Inc. since 1998. He is 72.	1996

The Board believes that Mr. Hanson should continue to serve on the Board of Directors based on his leadership of the Board through 12 years of significant growth, his seven years of experience as our Chief Executive Officer, and his significant knowledge and deep understanding of our business and industry.

		Director Since

Gale E. Klappa	Chairman and Chief Executive Officer of Wisconsin Energy Corporation, a Milwaukee-based holding company with subsidiaries in utility and non-utility businesses since 2004. Mr. Klappa has more than 20 years of experience working at a senior executive level in the public utility industry, including service as the Executive Vice President, Chief Financial Officer and Treasurer of The Southern Company. Since 2010, Mr. Klappa has also served as a director of Badger Meter, Inc., a publicly traded leader in the development and manufacture of flow management solutions. He is 63.	2006

Mr. Klappa’s experience as chief executive officer of a publicly traded company and service as Chair of our Audit Committee, coupled with his industry knowledge and understanding of public company financial statement requirements led the Board to conclude that he should continue serving as a director.

Richard B. Loynd	President of Loynd Capital Management. Mr. Loynd has previously served as Chairman and/or Chief Executive Officer, or as a director, of a number of public companies doing business in the industrial and consumer product areas. He is 86.	2001

Mr. Loynd’s service as chair of our Human Resources and Nominating Committee and as our Lead Independent Director from 2007 to 2013, coupled with his deep understanding of our operations, industry, markets and management, and his 50 years of experience as a senior executive, led the Board to conclude that he should continue to serve as a director.

P. Eric Siegert	Senior Managing Director of Houlihan Lokey Howard & Zukin, an international investment banking firm. He is 48.	2001

Mr. Siegert’s service as a director since 2001, his service on the Audit Committee, and his significant understanding of financial matters and public company financial statement requirements led the Board to conclude that he should continue serving as a director.

Director Since

James H. Tate	Independent consultant. From 2005 to 2006, Mr. Tate was Executive Vice President, Chief Administrative Officer, and Chief Financial Officer of TIMCO Aviation Services, Inc. Mr. Tate previously served as the Senior Vice President and Chief Financial Officer of Thermadyne Holdings Corporation from 1995 to 2004. Mr. Tate also served as our acting Chief Financial Officer from March 4, 2008 to December 9, 2008. Mr. Tate’s career includes 18 years as an accountant with Ernst & Young, LLP, including six years as an audit partner. He is 66.	2001

Mr. Tate’s service as a director since 2001, his many years of experience as a member of the Audit Committee, and as acting Chief Financial Officer during 2008, coupled with his industry knowledge and understanding of financial matters, led the Board to conclude that he should continue serving as a director.

PROPOSAL #2: RATIFICATION OF THE APPOINTMENT OF OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as our independent registered public accounting firm (“Independent Auditor”) for the fiscal year ending October 31, 2014. Ernst & Young has been our Independent Auditor since Fiscal 2002. For additional information regarding our relationship with Ernst & Young, please refer to the Audit Committee Report on page 56 and the Audit Fees disclosure on page 58.

Although ratification is not required under our Certificate of Incorporation, bylaws, Audit Committee Charter, or otherwise, the Board of Directors is submitting the selection of the Independent Auditor to shareholders for ratification as a matter of corporate governance practice. A representative of the Independent Auditor is expected to be present at the 2014 annual meeting. The representative will have the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate shareholder questions at the meeting.

If the shareholders do not approve the appointment of the Independent Auditor for Fiscal 2014, the adverse vote will be considered a direction to the Audit Committee to consider other auditing firms for Fiscal 2015. However, the Audit Committee will still have discretion to determine which audit firm to appoint for Fiscal 2015 and, due to the difficulty in making a substitution of auditing firms so long after the beginning of the current fiscal year, the appointment for Fiscal 2014 will stand unless the Audit Committee finds other good reason for making a change. If the shareholders ratify the appointment of the Independent Auditor, the Audit Committee may, in its discretion, select a different auditing firm at any time during the year if it determines that such a change would be in the best interests of us and our shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ADOPTION OF PROPOSAL #2 TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2014.

PROPOSAL #3: ADVISORY VOTE ON OUR NAMED EXECUTIVE OFFICERS’

COMPENSATION

At the 2011 annual meeting, our shareholders expressed their preference that we conduct annual non-binding advisory votes on executive compensation. Consistent with this preference, we are providing shareholders with the opportunity to cast a non-binding advisory vote on our named executive officers’ compensation, as disclosed in this proxy statement.

We believe our executive compensation and compensation policies and practices are focused on pay-for-performance principles, reflect a strong alignment with the interests of our long-term shareholders, assist us in hiring, retaining, and incentivizing our executive officers, and are reasonable in comparison to the compensation practices of our competitors and other manufacturing companies of similar size and complexity. We also believe that our compensation policies and programs and Fiscal 2013 compensation decisions, as each is described in this proxy statement, appropriately reward our named executive officers for our performance and for their individual performance. You are strongly encouraged to read the full details of our compensation policies and programs under “Executive Compensation” below.

Because this vote is advisory, it will not be binding on the Board of Directors or the Human Resources and Nominating Committee, nor will it overrule any prior decision or require the Board or Committee to take any action. However, the Board and the Human Resources and Nominating Committee will review the voting results and may consider the outcome of the vote when making future decisions about executive compensation programs.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR OUR NAMED EXECUTIVE OFFICERS’ COMPENSATION.

CORPORATE GOVERNANCE

Board of Directors Structure and Operations

The Board of Directors is responsible for the oversight of the management and direction of the corporation and for establishing broad corporate policies. The Board’s approach to corporate governance is reflected in our Corporate Governance Principles and the structure of Board committees that operate under written charters. The Corporate Governance Principles and charters for the Board’s three standing committees – Audit, Human Resources and Nominating, and Executive – may be viewed on our website: www.joyglobal.com.

The Board of Directors is comprised of eight directors. The Board determined that all directors other than Mr. Doheny are independent under New York Stock Exchange listing standards.

The directors completed a self-assessment of Board performance.

Board Leadership Structure

The Board of Directors determines the most suitable leadership structure from time to time. Our bylaws provide that the offices of Chief Executive Officer and Chairman of the Board are separate positions, but may be held by the same person. Currently, Edward Doheny serves as our Chief Executive Officer and John Hanson, our former Chief Executive Officer who retired in 2007, serves as Chairman of the Board, and Steven Gerard serves as our Lead Independent Director. In 2007, the Board appointed a Lead Independent Director at a time when Mr. Hanson was not considered to be an independent director due to his prior employment as our Chief Executive Officer. Notwithstanding the Board of Directors’ determination that Mr. Hanson is now independent under New York Stock Exchange listing standards, the Board has elected to retain our existing leadership structure and division of responsibilities between the positions of Chairman and Lead Independent Director, and the separation of these positions from the position of Chief Executive Officer. The Board of Directors concluded that this leadership structure and division of responsibilities between the positions of Chairman, Lead Independent Director and Chief Executive Officer has served us well in the past and we anticipate maintaining this structure for the current year.

In Fiscal 2013, the Board designated Steven Gerard as Lead Independent Director. Prior to Mr. Gerard’s designation, Richard Loynd served as Lead Independent Director since the Board created the position in 2007. The Lead Independent Director’s responsibilities include:

•	leading meetings of the independent directors, including executive sessions of the independent directors held in conjunction with meetings of the full board of directors;

•	calling meetings of the independent directors and setting the agenda for such meetings;

•

briefing the Chief Executive Officer and any other director not participating in a meeting of independent directors regarding matters discussed in the executive sessions or meetings of the independent directors, and reporting back to the independent directors as appropriate;

•	soliciting suggestions from management on matters that they would like the independent directors to review or act upon in their meetings or executive sessions;

•	chairing meetings of the Board when the Chairman is not in attendance;

•	acting as representative or spokesman for the independent directors where advisable in communications with shareholders, other stakeholders or the media; and

•	generally acting as liaison among the directors and with management.

Risk Management

As stated in our Corporate Governance Principles, the Board of Directors is responsible for assessing the major risks facing us and for reviewing options to mitigate such risks as part of its general oversight duties. In executing this responsibility, the Board has delegated authority to the Audit Committee to directly oversee our major financial risk exposures and the steps management has taken to monitor and control such exposures, including risk assessment, internal control, management of financial risks, and risk management policies generally. It is the role of management to present these and other material risks in a clear and understandable manner as part of its broader responsibility to keep the Board of Directors well-informed on all matters of significance to the corporation. We believe that our current leadership structure facilitates this clear delineation of responsibility with respect to our risk management process.

Meetings

The Board of Directors held 7 meetings during Fiscal 2013. Each incumbent director who served on the Board during Fiscal 2013 attended at least 87% of the Board meetings and committee meetings of which he was a member that were held during the fiscal year. The Board of Directors met without the Chief Executive Officer four times in Fiscal 2013. Each person serving as a director at the time of the 2013 annual meeting attended the 2013 annual meeting and we expect all directors to attend the 2014 annual meeting.

Communications

Shareholders, employees, and other interested parties may communicate with the Board of Directors, a committee of the Board, or particular directors by sending communications in care of the Secretary at Joy Global Inc., 100 E. Wisconsin Avenue, Suite 2780, Milwaukee, Wisconsin 53202. Shareholders, employees, and other interested parties also may submit communications electronically at http://investors.joyglobal.com/interestedparties.cfm. The Secretary will forward all such communications to the Board of Directors, the applicable committee, or to particular directors as appropriate. Communications intended as or relating to shareholder proposals pursuant to Rule 14a-8 under the Exchange Act must be addressed to the Secretary as specified under the heading “Submission of Shareholder Proposals” below.

Governance, Ethics, and Communications Policies

Corporate Governance Principles

The Board of Directors has adopted Corporate Governance Principles to set forth its guiding principles concerning our governance practices relating to the size and function of the Board of Directors. The Corporate Governance Principles address, among other items, the Board’s principles regarding director independence, the functions of the Chairman and Lead Independent Director, executive sessions of independent directors, committee structure and responsibilities, evaluations of the board and the Chief Executive Officer, succession planning, and management responsibilities. You may find our Corporate Governance Principles on our website, www.joyglobal.com, under the Corporate Governance tab of the Investor Center page.

Code of Ethics

The Board of Directors has adopted a Code of Ethics applicable to the Chief Executive Officer and senior financial officers, including the Chief Financial Officer and Chief Accounting Officer. The most recent version of the Code of Ethics, which is consistent with SEC regulations and New York Stock Exchange listing standards, is available on our website at www.joyglobal.com, under the Corporate Governance tab of the Investor Center page. In the event of any amendment to, or waiver from, a provision of the Code of Ethics, we will promptly post the date and nature of such amendment or waiver, as well as related information, on our website.

Worldwide Business Conduct Policy and Employee Training and Certification

The Board of Directors has adopted the Joy Global Inc. Worldwide Business Conduct Policy, which governs the actions of all officers, employees, and directors of Joy Global and our subsidiaries. The Worldwide Business Conduct Policy is designed to foster compliance with all applicable legal requirements and to reflect our commitment to the highest principles of business ethics and integrity. The Worldwide Business Conduct Policy is published in the primary language of the countries in which we operate and is made available to all employees. The Worldwide Business Conduct Policy is available on our website, www.joyglobal.com, under the Corporate Governance tab of the Investor Center page.

We require U.S. full-time salaried employees who are not members of a collective bargaining group, equivalent employees outside of the United States, and certain third parties worldwide to complete the Joy Global Inc. Worldwide Business Conduct Policy Training and Certification Program on an annual basis. This program includes completion of online ethics training and certification that the employee or third party has reviewed the Worldwide Business Conduct Policy and has disclosed all known violations of this policy to management. The online ethics training provides guidance on how to properly identify potential Worldwide Business Conduct Policy violations and appropriately respond to possible violations. In Fiscal 2013, approximately 6,000 employees and third parties completed the mandatory program, which was conducted in the primary language of the countries where those employees and such third parties were required to participate.

Employee Hotline

Communications from employees regarding accounting, internal accounting controls, auditing matters, or any violation of the Joy Global Inc. Worldwide Business Conduct Policy may be directed to the Secretary, or may be made anonymously through the Joy Global Inc. Employee Hotline. Employees may access the Employee Hotline 24 hours a day, seven days a week through a toll-free number or by making an online report with our third-party Employee Hotline service provider. We prohibit retaliation against any employee who raises a good faith concern regarding compliance with the Worldwide Business Conduct Policy or any other corporate governance policy.

Committees

The Board’s standing committees are the Audit Committee, the Human Resources and Nominating Committee, and the Executive Committee. In addition, the Board may from time to time authorize additional ad hoc committees, as it deems appropriate.

Audit Committee and Audit Committee Financial Expert

The Audit Committee is a separately designated committee of the Board, established in accordance with Section 3(a)(58)(A) of the Exchange Act. Current members of the Audit Committee are Gale E. Klappa (Chair), P. Eric Siegert, and James H. Tate. The Board of Directors has determined that Messrs. Klappa and Tate are each audit committee financial experts within the meaning of SEC rules. The Board of Directors has also determined that all members of the Audit Committee are independent and financially literate under New York Stock Exchange Listed Company Manual Sections 303A.02 and 303A.07, respectively.

The Audit Committee has the sole authority to appoint and replace the Independent Auditor and is directly responsible for the compensation and oversight of the Independent Auditor. The Audit Committee met eight times during Fiscal 2013. The primary function of the Audit Committee is to oversee:

(1)	the integrity of our financial statements, including our internal control over financial reporting;

(2)	the Independent Auditor’s qualifications and independence;

(3)	the performance of our internal audit function and the Independent Auditor;

(4)	our overall risk management profile, including risk assessment, management of financial risks and risk management policies; and

(5)	compliance with legal and regulatory requirements.

Human Resources and Nominating Committee

Current members of the Human Resources and Nominating Committee are Richard B. Loynd (Chair), Steven L. Gerard, and John T. Gremp. The Human Resources and Nominating Committee met five times during Fiscal 2013. The Board of Directors has determined that all members of the Human Resources and Nominating Committee are independent under New York Stock Exchange Listed Company Manual Section 303A.02.

The primary functions of the Human Resources and Nominating Committee are to:

(1)	develop and recommend to the Board corporate governance principles;

(2)	review management staffing and make recommendations to the Board;

(3)	review and approve management compensation programs;

(4)	administer our equity and incentive compensation plans;

(5)	evaluate the Board and management;

(6)	evaluate Board practices and make recommendations to the Board;

(7)	develop and recommend qualifications for directors to the Board;

(8)	manage a process for identifying and evaluating director nominees;

(9)	evaluate and recommend to the Board director nominees;

(10)	develop and recommend to the Board director compensation programs; and

(11)	formulate and make recommendations to the Board regarding succession planning.

The Human Resources and Nominating Committee will consider director candidates recommended by shareholders. Shareholder nominations of directors for election at an annual meeting of shareholders must be directed to our principal executive offices, 100 E. Wisconsin Avenue, Suite 2780, Milwaukee, Wisconsin 53202, to the attention of the Secretary, not less than 90 days before the date of such meeting. A shareholder nomination of a director candidate must comply with, and contain all of the information specified in, our bylaws.

When reviewing director candidates, the Human Resources and Nominating Committee is directed by our Corporate Governance Principles to consider the following qualifications for service as a director:

(1)

the background, experience, skills and education of the candidate, which shall include, but not be limited to, consideration of public company experience, industry background, international experience, leadership, diversity (viewed comprehensively, including with respect to background, experience, skill, education, age, gender, race, ethnicity and national origin), capital markets, accounting, legal or regulatory expertise and other qualities it deems important to enhance the ability of the Board of Directors to manage and direct our affairs;

(2)	ability to comprehend and advise with respect to our goals and strategy and ability to effectively oversee management’s actions to implement a strategic plan to accomplish our goals.

(3)	a history of conducting his or her professional and personal affairs with the utmost integrity and observing the highest standards of values, character, and ethics; and

(4)

a willingness to invest the time necessary to prepare for Board and committee meetings, to attend Board and committee meetings, to be present at annual shareholder meetings, and to be available for consultation with other directors and executive management.

The Human Resources and Nominating Committee also believes that it is generally desirable for all non-employee directors to be able to satisfy the criteria for independence established by the SEC and New York Stock Exchange listing standards. The Board of Directors has determined that each director, other than Mr. Doheny, is a non-employee director and is independent under New York Stock Exchange listing standards.

The Human Resources and Nominating Committee and the Board of Directors have also developed procedures for identifying and evaluating persons recommended to be nominated for election as directors, including nominees recommended by shareholders. Under these procedures, the Committee will, among other things:

(1)	review the qualifications and performance of incumbent directors to determine whether the Committee recommends that they be nominated for a further term;

(2)	investigate and review the backgrounds and qualifications of candidates recommended by shareholders, management, or other directors to determine their eligibility to be nominated to become directors;

(3)	consider the appropriateness of adding additional directors to the Board; and

(4)	interview candidates for nomination.

In evaluating candidates for the Board of Directors, the Human Resources and Nominating Committee considers the qualifications discussed above. The Human Resources and Nominating Committee will seek to include diverse candidates meeting these qualifications, including women and minority candidates, in the pool of candidates from which it recommends director nominees, consistent with applicable law and the exercise of its fiduciary duties. In addition, if the committee engages a director search firm or other professional to assist in the identification of director nominees, it will provide instructions that diverse candidates meeting our director qualification standards be identified in the candidate pool. The Committee intends to monitor this issue over time.

Executive Committee

Current members of the Executive Committee are John Nils Hanson (Chair), Edward L. Doheny, Steven L. Gerard, and Richard B. Loynd. The Executive Committee may act upon a matter when it determines that prompt action is in the best interests of the corporation and it is not feasible to call a meeting of the full Board. In connection with the performance of its responsibilities, the Executive Committee has all powers of the Board of Directors, except as prohibited by law or otherwise limited by our Certificate of Incorporation or bylaws or by Board resolution.

In addition, the Executive Committee possesses authority to consider specific proposals to:

(1)	modify the corporation’s capital structure;

(2)	acquire or divest businesses;

(3)	acquire a company;

(4)	make significant investments in the corporation; or

(5)	entertain strategic alliances with the corporation.

The Executive Committee does not have regularly scheduled meetings and did not meet during Fiscal 2013.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis discusses our compensation policies and determinations that apply to our named executive officers. This discussion and analysis also includes a discussion of our compensation philosophy, including our emphasis on performance-based compensation, the role of the Human Resources and Nominating Committee, the process through which compensation is determined, and the components of our compensation program for named executive officers. When we refer to our named executive officers, we are referring to the following individuals whose Fiscal 2013 compensation is set forth below in the Summary Compensation Table and subsequent compensation tables:

•	Michael W. Sutherlin, our former President and Chief Executive Officer;

•	James M. Sullivan, our Executive Vice President and Chief Financial Officer;

•

Randal W. Baker, our Executive Vice President and Chief Operating Officer, who during Fiscal 2013 served as Executive Vice President, Joy Global Inc., and President and Chief Operating Officer of our surface mining equipment business;

•

Edward L. Doheny II, our President and Chief Executive Officer, who during Fiscal 2013 served as Executive Vice President, Joy Global Inc., and President and Chief Operating Officer of our underground mining machinery business;

•	Sean D. Major, our Executive Vice President, General Counsel and Secretary; and

•	Michael S. Olsen, our former Executive Vice President and Chief Financial Officer.

Messrs. Baker, Doheny and Major were our three most highly compensated executive officers, other than Mr. Sutherlin and Mr. Sullivan, who were serving as executive officers at the end of Fiscal 2013. Mr. Sullivan succeeded Mr. Olsen as Chief Financial Officer on December 18, 2012 and Mr. Olsen retired from the corporation on February 1, 2013. Mr. Doheny succeeded Mr. Sutherlin as President and Chief Executive Officer on December 18, 2013. Mr. Sutherlin will retire from the corporation on February 1, 2014.

Compensation Objectives and Process

Executive Compensation Philosophy

Our goal is to attract and retain experienced and talented executive officers and to motivate them to achieve financial and strategic objectives that are aligned with the long-term creation of shareholder value. We believe that our executive officers should receive compensation that is competitive with other manufacturing companies of comparable size and complexity. Furthermore, we believe that incentive compensation for our executives should be directly linked to our performance by ensuring that actual realized pay varies above or below targeted compensation opportunity based on our performance against key operating goals, as well as changes in our share price. The over-arching objective of our executive compensation program is to provide base salaries in a competitive range, annual cash incentive opportunities that reward above-average performance with above-average pay, and stock-based incentive programs designed to facilitate achievement of long-term corporate financial goals and build executive stock ownership in alignment with the interests of our shareholders.

Pay for Performance

Our executive compensation program is designed to increase the proportion of performance-based or “at-risk” pay as a percentage of total compensation as an executive’s responsibilities increase. We believe that since our senior executives have more opportunity to affect our performance, these officers should be held most accountable for results. We consider performance-based pay to include annual equity awards and cash incentive awards that are linked to our performance. We believe this emphasis on performance-based compensation as the most significant aspect of our executive officers’ compensation package aligns such executives’ interests with those of shareholders and provides strong incentives to these individuals to execute our corporate strategy and improve our overall performance.

We have also considered the views of our shareholders in determining to continue making performance-based compensation the largest component of executive officer compensation packages. In this regard, we have considered the approval of our named executive officers’ compensation by 95% of the votes cast at our 2013 annual meeting. We view such approval as indicative of broad shareholder support for a substantial performance-based component to our compensation program for named executive officers and concluded that no revisions to our compensation program were necessary in direct response to this vote.

The mix of direct compensation for Fiscal 2013 for our Chief Executive Officer and the average of our other named executive officers is reflected in the table below. The following mix of direct compensation reflects our commitment to pay for performance principles:

•	Equity is the most significant component of compensation, with realized compensation dependent upon our performance over a number of years;

•	Short-term incentive compensation is based on annual operating and individual performance; and

•	Base salary is less than 25% of total direct compensation.

(1)	Excluding Mr. Olsen, our former Chief Financial Officer, who retired on February 1, 2013.

The Human Resources and Nominating Committee

Our Board of Directors’ Human Resources and Nominating Committee (as used in this Compensation Discussion and Analysis, the “Committee”) serves as our compensation committee and is charged with overseeing and administering all compensation actions related to our named executive officers. The Committee’s charter, which is available on our website, permits the Committee to delegate authority to the Committee chair or to a subcommittee.

The Committee is specifically authorized in its charter to retain external legal, accounting, or other advisors and consultants. The Committee has retained Frederic W. Cook & Co. (“Cook & Co.”) as its independent executive compensation consultant. Cook & Co. was retained directly by the Committee, performs no other services for us, and works with management only under the direction of the Committee chair. Among other tasks assigned by the Committee, in Fiscal 2013 Cook & Co.:

•	prepared an annual presentation on the competitiveness of compensation to be paid to our Chief Executive Officer and other named executive officers;

•	prepared an analysis on executive compensation and benefits to be delivered to the Committee; and

•	assisted in the design of variable incentive plans and indirect components of the total compensation program, as described in detail below.

Our Chief Executive Officer and Executive Vice President, Human Resources work with internal resources and Cook & Co. to design programs, implement Committee decisions, recommend amendments to existing, or the adoption of new, compensation and benefit programs and plans applicable to executive officers, and prepare necessary briefing materials for the Committee’s review as part of its decision-making process.

Our Compensation Decision Process

We have not entered into employment agreements with our named executive officers that determine their annual compensation. Instead, the Committee conducts an annual process to establish executive compensation based upon its evaluation of prior performance and objectives and metrics it selects to measure future performance. The Committee annually reviews our compensation structure and programs, including potential risks that may be associated with particular forms of compensation; retirement, benefit, severance programs; and management succession plans. The Committee also annually reviews the role of the Chief Executive Officer in our performance, his role in advancing our strategic objectives, and other factors relating to his individual performance during the year, as well as to establish his performance objectives and targets for the coming year. In addition to our annual process, the Committee made compensation decisions in Fiscal 2013 for Messrs. Doheny and Baker in connection with our executive leadership succession process.

The annual compensation process concludes at the Committee’s first meeting of the fiscal year, which is normally held in early December. At this meeting, the Committee evaluates performance against targets for the just-concluded performance periods, and preliminarily determines the associated corporate performance payout components, determines awards earned by executive officers under our annual incentive program for the previous fiscal year, and establishes target compensation for executive officers for the upcoming year.

Before the Committee makes the foregoing determinations, the Chief Executive Officer provides his recommendations to the Committee on compensation actions for all executive officers, other than himself. The Chief Executive Officer also discusses with the Committee his assessment of the performance of our executive officers and any other factors that he believes the Committee should consider in making compensation decisions. The Committee reviews competitive market compensation data for our executive officers compared to similarly situated executives in a peer group, which for Fiscal 2013 consisted of the 14 manufacturing companies listed below, supplemented by third party survey data.

• AGCO Corporation	• Ingersoll-Rand plc
• Cameron International Corporation	• The Manitowoc Company, Inc.
• Crane Co.	• Oshkosh Corporation
• Dover Corporation	• Pentair Ltd.
• Flowserve Corporation	• Terex Corporation
• Harsco Corporation	• The Timken Company
• Illinois Tool Works Inc.	• Trinity Industries, Inc.

In selecting the peer group, the Committee considered publicly traded manufacturing companies with reasonably comparable business operations, market capitalization and revenues. The peer group companies generally utilize similar business models and, like Joy Global, operate in highly competitive global markets. However, we are the only large, stand-alone public company in the United States that manufactures and services equipment for the mining industry. Accordingly, cyclical fluctuations in the mining industry due to commodity price volatility, competitive pressures or economic factors affecting the industry may cause our results for any particular period to differ significantly from those of some or all of the manufacturing companies included in the peer group. The Committee evaluates peer group composition annually and makes changes as it deems appropriate. For Fiscal 2013, the peer group was expanded to include AGCO Corporation, Cameron International Corporation, Oshkosh Corporation and The Timken Company, and NACCO Industries, Inc. was removed. The Committee determined, in consultation with Cook & Co., to make the peer group more closely correspond with our size and industry and to expand its size in order to increase the statistical significance of conclusions derived from analysis of peer group compensation practices.

Our compensation programs for executives take into account marketplace compensation for executive talent, internal equity with our employees, past practices, corporate, business unit and individual results, and the talents, skills, and experience of our individual executive officers. With respect to our Chief Executive Officer, the Committee, with the input of Cook & Co., reviews a range of salary adjustments and incentive plan payouts for the most recently concluded one- and three-year performance periods. The Committee then recommended targets for the upcoming one- and three-year performance periods based upon benchmarking studies for other chief executives within our peer group.

The Committee begins by establishing target levels of total compensation for our executive officers for a given year. The targets take into account and reflect the considerations discussed in more detail below, including the use of peer benchmarking, internal pay equity, and salary grade structure. Once an overall target compensation level is established, the Committee considers the weight of each principal component of compensation within the intended total target compensation. The principal components of compensation include base salary, annual cash incentives, stock options, performance shares, and restricted stock units, each of which is described in the next section of this proxy statement.

With respect to performance-based compensation, the Committee establishes, in consultation with management, and in consideration of the annual budget and long-term strategic plan approved by the Board of Directors, performance criteria for compensating our executives at the beginning of each performance period. At the conclusion of a performance period, we measure our performance under the pre-established criteria for such program. We utilize multiple measures of performance under our programs to ensure that no single aspect of performance is rewarded in isolation among the various performance criteria affecting shareholder value. We believe this approach results in a balanced evaluation of executive performance and prevents performance incentives from being distorted in a manner that may adversely affect our operations. We have utilized the following measures of overall performance in evaluating performance-based compensation for each of the three most recently completed fiscal years:

•	operating income;

•	return on average trade working capital;

•	earnings per share; and

•	return on invested capital.

Components of Executive Compensation

Our executive compensation program has five principal components that are intended, collectively, to compensate and create incentives for our executives with respect to annual and long-term performance. These five principal components are base salary, annual cash incentives, awards of stock options, performance shares, and restricted stock units. In addition to these principal components, we also provide our executives with retirement, health, and other personal benefits as described below.

Salary. Base salary is an important component of our executive compensation program, and is intended to provide our executive officers with a level of stable income that is competitive within our peer group. There are also motivational and reward aspects to base salary, as base salary can be adjusted from year to year to account for considerations such as individual performance and time in position. Base salary is also a factor in determining the amount of awards under, and eligibility to participate in, many of our compensation and benefits arrangements. The Committee establishes base salaries for our named executive officers annually at its first meeting of the fiscal year. Salaries are benchmarked against peer group survey data for other executive officer benchmark positions. The competitive objective for the salary range midpoint is the 50th percentile of market data for companies in our peer group. As part of our executive succession planning process, the base salaries for Messrs. Doheny and Baker were increased in March 2013 in connection with their respective designations for appointment to their current positions.

Annual Cash Incentives. We establish annual cash incentives for our executives and managers to achieve selected financial, strategic, and other business goals. This plan is intended to link employee pay to the performance of the business and reward employees for improvements in profitability and asset utilization.

As a part of our One Joy Global initiative, beginning in Fiscal 2013 the formula under which we award two-thirds of our annual cash incentive opportunity was calculated using a payout factor based entirely on our consolidated results, rather than weights assigned to corporate and business unit performance based on each individual’s area of responsibility. This formula is calculated based on our profitability and application of a multiplier based on trade working capital velocity. The resulting payout factor ranges from 0.0 to 2.0, increasing as our profitability and operating efficiency improve, with a payout factor of 1.0 representing the attainment of our target levels. This method of determining cash incentive awards is intended to drive an appropriate balance under which trade working capital performance complements, but does not offset, profitability. For Fiscal 2013, application of this formula resulted in a payout factor of 0.75. For Fiscal 2011 and 2012, the payout factor for Joy Global was 1.97 and 1.19, respectively.

The remaining one-third of the annual cash incentive opportunity is variable, based on executives’ and managers’ performance measured against a variety of individual performance objectives that are established early in the fiscal year and designed to align with our overall business plans. Individual objectives for named executive officers consist of non-financial goals, such as leadership development and operational excellence, as well as business unit or function-specific operational goals. The degree of difficulty in achieving the individual goals varies. In Fiscal 2013 the payout factors for the remaining one-third of the incentive opportunity varied among executives and managers based upon the Committee’s assessments of their performance against individual performance goals and objectives.

Stock Options. The Committee believes that stock options are an important component of a sound compensation program that help to further align management’s interests with those of our shareholders and to increase executive stock ownership. In Fiscal 2013, stock options were granted to 168 employees, including executive officers and other senior managers. Stock options vest in three equal annual installments beginning on the first anniversary of the date of the grant and expire 10 years after the grant date. The Committee determines the number of stock options to grant to each executive officer after input from Cook & Co. regarding the option grant practices of peer group/similar companies for comparably placed executives. Since 2005, the Committee has consistently granted stock options at its first meeting of the fiscal year, which has typically taken place in early December. In the case of new hires, option grants are made on the date of commencement of employment or the date of Committee approval, whichever is later. In addition, as part of our succession planning process, additional stock options were granted to Messrs. Doheny and Baker in November 2012 and March 2013. The exercise price of all stock options granted in Fiscal 2013 is the closing market price on the date of the grant.

Performance Shares. The Committee grants performance shares in order to provide executive officers and other senior management with long-term incentives to improve the quality of earnings. The Committee believes that the performance share award program serves as a powerful retention tool and motivates senior management to attain performance levels linked to long-term returns for our shareholders. In Fiscal 2013, performance shares were granted to 168 employees, including executive officers and other senior managers. As with our stock options, performance shares were granted at the Committee’s first regularly scheduled meeting of Fiscal 2013, or in the case of new hires, grants were made on the date of commencement of employment or the date of Committee approval, whichever was later. In addition, as part of our succession planning process, additional performance share awards were granted to Messrs. Doheny and Baker in November 2012 and March 2013. For the performance shares granted to executive officers in Fiscal 2013, the performance measure for awards was average return on equity over the course of the performance period. The Committee, with the assistance of the Chief Executive Officer, annually determines performance objectives and sets the baseline number of performance shares to be awarded based on the attainment of these objectives. In establishing this baseline, the Committee considers the scope of the duties performed by the executive, as well as compensation relative to our other employees and for comparable positions within our peer group.

Performance shares are determined to be earned and awarded at the end of a three-year fiscal cycle. The award cycle for performance shares granted during Fiscal 2013 is the three-year period concluding at the end of Fiscal 2015. The performance target for performance share awards granted to executive officers in Fiscal 2013 is average return on equity of 10% for the award cycle. If this performance level is achieved, the number of performance shares distributable to executive officers will be (i) 180% of the target number of performance shares subject to the award or (ii) at the discretion of the Committee, any lower number that, expressed as a percentage of targeted performance shares, is not less than the percentage of the target number of performance shares generally awarded to non-executive employees who were granted performance shares in Fiscal 2013. The performance goal for non-executive employees who were granted performance shares in Fiscal 2013 is average diluted earnings per share corresponding to average net sales results, which will be payable on a sliding scale from 0% to 150%. Consistent with our focus on profitability and shareholder return, the Committee selected these performance measures in order to reward achievement of a threshold level of return on shareholders’ equity and incremental improvements in earnings per share relative to net sales.

At the conclusion of each three-year performance cycle, the Committee determines the payout amount for each performance category by analyzing performance over the performance cycle and comparing our results to the payout formula described above. For our three most recently completed three-year performance cycles, the Committee exercised negative discretion with respect to the payout of performance shares to executive officers by providing that awards granted to executive officers would be paid using the same formula that applied to awards made to non-executive employees. Accordingly, performance share payouts to our executive officers during this period have been based on our achievement of threshold, target, or maximum levels of average diluted earnings per share at the applicable amount of average net sales. This multi-year performance cycle and sliding payout scale rewards improvements in our performance over multiple years. Performance share payouts to our named executive officers for the three most recently completed performance share cycles were 83% of target (Fiscal 2011-2013), 150% (Fiscal 2010-2012), and 150% (Fiscal 2009-2011).

Restricted Stock Units. The Committee believes that restricted stock unit grants play an important role in retaining our senior management and facilitating the accumulation of a significant ownership stake in the corporation in order to align management’s interests with those of our shareholders. In Fiscal 2013, restricted stock units were granted to 202 employees, including executive officers and other senior managers. These restricted stock units vest in three equal annual installments on the third, fourth, and fifth anniversaries of the grant date. As with our other forms of equity compensation, restricted stock units were granted at the Committee’s first regularly scheduled meeting of Fiscal 2013, or in the case of new hires, grants were made on the date of commencement of employment or the date of Committee approval, whichever was later. In addition, as part of our succession planning process, additional restricted stock units were granted to Messrs. Doheny and Baker in November 2012 and March 2013.

Retirement Plans. Executive officers participate in the full range of retirement plans that are provided for our U.S. salaried employees. The plans are designed to provide replacement income upon retirement. We target our overall benefits to be competitive with median levels at leading manufacturing companies (a group that is somewhat broader than the compensation peer group used for pay comparisons). These benefits consist of:

•	fixed and matching contributions to the Joy Global Retirement Savings Plan (the “Retirement Savings Plan”), our tax-qualified defined contribution plan;

•	fixed and matching contributions to the Joy Global Nonqualified Deferred Compensation Plan (the “Nonqualified Deferred Compensation Plan”), our supplemental non-qualified defined contribution plan;

•

continued participation in defined benefit pension plan (the “Joy Global Pension Plan”), for employees whose employment began before May 1, 2005, although the accrual of additional benefits under such plan was frozen on May 1, 2012;

•

if eligible, continued participation in the supplemental executive retirement plan available to participants in the Joy Global Pension Plan (the “Joy Global Supplemental Pension Plan”), although the accrual of additional benefits under such plan was frozen on May 1, 2012; and

•

if eligible, individual replacement contributions to the Retirement Savings Plan and Nonqualified Deferred Compensation Plan that are designed to offset the estimated effect of our decision to freeze the accrual of benefits under the Joy Global Pension Plan for participants in such plan.

Executive officers participate in these plans on the same terms as provided to U.S. salaried employees, except individual replacement contributions for executive officers who participate in the Joy Global Pension Plan are capped at 25%. This limitation had the effect of reducing the individual replacement contribution for Mr. Olsen. Although we are not obligated to continue making individual replacement contributions in the future, we currently expect that eligible employees will receive individual replacement contributions until their separation from the company. The first such payment was made in February 2013 and was calculated as a fixed percentage of each eligible employee’s eligible compensation between May 1, 2012 through December 31, 2012.

The Nonqualified Deferred Compensation Plan and the Joy Global Supplemental Pension Plan allow us to provide benefits to eligible employees, including executive officers, that are comparable to those that would be available under the Retirement Savings Plan and the Joy Global Pension Plan, respectively, if federal income tax rules applicable to retirement benefits did not include limits on covered compensation and benefits under tax-qualified plans. The supplemental plans use the same benefit formulas as our broad-based tax-qualified plans and use the same types of compensation to determine benefit amounts, including the exclusion from the calculation of retirement benefits of all amounts earned under long-term incentive programs. Neither of our supplemental plans provide for the payment of above-market or preferential interest or dividend rates.

Perquisites. We provide our executive officers with the following perquisites to support our efforts to attract and retain executive talent:

•

Company car. We pay the cost of a leased vehicle, up to $1,300 per month ($1,400 in the case of the Chief Executive Officer), and reimburse the executive officer for the cost of gasoline, routine maintenance, and replacement of normal wear-and-tear items.

•

Club membership. We reimburse executive officers for the initiation fees and annual or monthly dues for belonging to either an appropriate country club or social club. We also reimburse the annual membership costs for one airline club.

•	Relocation. We reimburse executive officers for the cost of relocation under the same policy and guidelines as all other full-time salaried employees who are hired or transferred at our request.

•	Financial planning and tax preparation. We reimburse executive officers for the cost of annual tax preparation and reasonable financial and estate planning.

•	Annual physical exam. We reimburse executive officers for the cost of an annual executive physical and health screening to the extent these charges are not covered by medical.

•	Home office. We reimburse executive officers for reasonable costs associated with a home office.

Prior to January 2013, we historically reimbursed our employees for the payment of individual income taxes incurred due to the receipt of perquisites. As of January 1, 2013, these payments were limited to the reimbursement of individual income taxes incurred due to our payment of employee relocation expenses and club initiation fees.

Determining Composition of Compensation

We target a total compensation mix for executive officers that is designed to attract, motivate and retain experienced and talented executives who are capable of achieving our short-term and long-term strategic and financial objectives, thereby increasing shareholder value.

Using market compensation data provided by Cook & Co. at the beginning of Fiscal 2013, the cash compensation opportunity (i.e., salary plus annual cash incentive) of our compensation program is targeted between the median and 75th percentile. Using the same market compensation data, the Committee determined that the grant date value of equity awards should, in the aggregate, approximate 1.5 times annual cash compensation for Mr. Sutherlin as the Chief Executive Officer, and should approximate 1.0 times annual cash compensation for the other named executive officers who would not be retiring or otherwise departing in Fiscal 2013.

The Committee annually evaluates the allocation of incentives between short and long-term performance in order to align executive officers’ interests with those of our shareholders, to emphasize achievement of the full spectrum of our business objectives and to facilitate the retention of key talent. Historically, the Committee allocated approximately one-third of the grant date value of equity compensation for named executive officers to each of stock options, performance shares and restricted stock units. In Fiscal 2012 and Fiscal 2013, we adjusted this allocation with respect to our Chief Executive Officer in light of his career stage to emphasize forms of equity compensation most directly tied to future operating results and stock price performance by awarding 80% of equity compensation in the form of performance shares and 20% in the form of stock options. Following the conclusion of Fiscal 2013, the Committee determined that Fiscal 2014 equity composition for the named executive officers will be weighted with an allocation of 50% in performance shares, 35% in stock option awards and 15% in restricted stock units. This balance continues to emphasize compensation that ties directly to operating results and stock price performance.

The overall mix of compensation reflects the Committee’s intention for named executive officers to have the highest percentage of their total compensation opportunity at risk, and in particular subject to our long-term performance and changes in shareholder value. We annually evaluate our compensation practices for potential risks; however, in light of the compensation mix described herein, the nature of our business, and our organizational structure, the Committee does not believe that our individual compensation policies or our overall compensation practices present risks that may have a material adverse effect on our business, results of operations, or liquidity. As a result, the Committee has not made significant changes to our compensation policies or procedures in response to our risk profile.

Realized Compensation

The following supplemental table summarizes the compensation that our named executive officers actually realized in Fiscal 2011-2013. The amounts reflected in this table differ substantially from “Total Compensation” disclosed in the Summary Compensation Table by reporting the value realized each year from previously awarded equity compensation, rather than the grant date fair value of awards granted during each year, and excluding the amounts under “Change in Pension Value and Nonqualified Deferred Compensation Earnings” and “All Other Compensation.” The amounts reported in this table and in the charts below should not be considered a substitute for the Summary Compensation Table, which is calculated using accounting and actuarial assumptions required by SEC rules. In addition, the amounts reported in the table do not reflect potential compensation that our named executive officers may realize based on the future performance of our Common Stock. For information regarding potential future compensation of our named executive officers, refer to Outstanding Equity Awards at Fiscal Year-End 2013 on page 38, Pension Benefits as of Fiscal 2013 on page 41, Nonqualified Deferred Compensation During Fiscal 2013 on page 43, and Potential Payments Upon Termination or Change-in-Control at Fiscal 2013 Year-End on page 45.

		Cash Compensation		Equity Compensation(2)
Named Executive Officer	Year	Base Salary	Short-term Incentives(1)	Stock Option Exercises	Performance Share Payout	RSU Payout	Total Realized Compensation
Michael W. Sutherlin	2013	$1,134,615	$850,962	-	$1,032,405	$217,258	$3,235,240
	2012	$1,050,128	$1,076,645	-	$3,070,875	-	$5,197,648
	2011	$983,333	$2,000,000	$11,499,150	$1,357,493	-	$15,789,976
James M. Sullivan	2013	$524,231	$275,221	-	-	-	$799,452
Randal W. Baker	2013	$776,923	$407,885	-	$469,275	$98,780	$1,752,863
	2012	$665,962	$708,583	-	-	-	$1,374,545
	2011	$596,000	$620,376	$379,612	-	-	$1,595,988
Edward L. Doheny II	2013	$853,788	$445,240	-	$337,878	$128,346	$1,765,252
	2012	$654,423	$362,022	-	$1,105,515	$368,163	$2,490,123
	2011	$545,673	$760,565	$6,026,496	$775,710	$392,639	$8,501,083
Sean D. Major	2013	$446,346	$200,856	$613,061	$234,638	$241,628	$1,736,529
	2012	$403,654	$273,677	-	$798,428	$367,461	$1,843,220
	2011	$387,500	$508,025	$1,496,220	$387,855	$151,574	$2,931,174
Michael S. Olsen	2013	$125,192	$65,726	-	$281,565	$221,812	$694,295
	2012	$457,372	$343,781	$1,223,112	$859,845	$274,637	$3,158,747
	2011	$433,333	$647,567	$2,097,104	$258,570	$96,721	$3,533,295

(1)

Short-term incentives consist of non-equity incentive plan compensation and additional discretionary bonuses, if any, awarded by the Human Resources and Nominating Committee, each as reported in the Summary Compensation Table.

(2)

Reflects aggregate amounts realized from the exercise of stock options, payout of performance shares and payout of vested restricted stock units, including additional restricted stock units received in lieu of dividends since the date of grant. Performance share payout in Fiscal 2013 was for the Fiscal 2010-2012 performance cycle, performance share payout in Fiscal 2012 was for the Fiscal 2009-2011 performance cycle and performance share payout in Fiscal 2011 was for the Fiscal 2008-2010 performance cycle. All performance share payouts for the years provided were settled in shares of Common Stock. Restricted stock units that vested and were paid out in Fiscal 2013 were awarded in Fiscal 2008-2010, restricted stock units that vested and were paid out in Fiscal 2012 were awarded in Fiscal 2007-2009 and restricted stock units that vested and were paid out in Fiscal 2011 were awarded in Fiscal 2006-2008. For each year presented, the payout of shares upon the vesting of certain restricted stock units held by Messrs. Sutherlin and Doheny was subject to mandatory deferral pursuant to the terms of their applicable restricted stock unit award agreements. Shares deferred have not been paid out and are not included in the table above. These amounts are reported as executive contributions in the table in this proxy statement labeled Nonqualified Deferred Compensation During Fiscal 2013, the table in the proxy statement relating to the 2013 annual meeting labeled Nonqualified Deferred Compensation During Fiscal 2012, and the table in the proxy statement relating to the 2012 annual meeting labeled Nonqualified Deferred Compensation During Fiscal 2011.

The charts below reflect compensation realized in Fiscal 2013 by our Chief Executive Officer and the average of our other named executive officers, expressed as a percentage of Total Compensation reported in the Summary Compensation Table.

Fiscal 2013 Realized Compensation as a Percentage of Reported Compensation

Mr. Sutherlin	Average for Other Named Executive Officers (1)

    Realized Compensation

    Compensation Reported in Summary Compensation Table

(1)	Excluding Mr. Olsen, our former Chief Financial Officer, who retired on February 1, 2013.

Summary Compensation Table

Name and principal position	Year	Salary	Bonus (1)	Stock	Option	Non-equity	Change in	All other	Total
held at end of Fiscal 2013				awards (2)	awards (2)	incentive plan	pension value	compensation	($)
						compensation	and	(5)
						(3)	nonqualified
							deferred
							compensation
							earnings (4)
Michael W. Sutherlin	2013	$1,134,615	-	$2,166,400	$579,120	$850,962	$428,169	$455,294	$5,614,560
Chief Executive Officer	2012	$1,050,128	-	$3,505,200	$919,524	$1,076,645	$1,244,777	$58,275	$7,854,549
	2011	$983,333	$62,833	$2,012,500	$1,016,400	$1,937,167	$1,022,711	$67,774	$7,102,718
James M. Sullivan	2013	$524,231	-	$529,632	$182,880	$275,221	-	$94,605	$1,606,569
Chief Financial Officer
Randal W. Baker	2013	$776,923	-	$2,036,280	$831,900	$407,885	-	$161,993	$4,214,981
Executive Vice President	2012	$665,962	-	$709,120	$287,351	$708,583	-	$104,319	$2,475,335
	2011	$596,000	-	$724,500	$338,800	$620,376	-	$231,653	$2,511,329
Edward L. Doheny II	2013	$853,788	-	$2,541,840	$1,007,600	$445,240	-	$317,480	$5,165,948
Executive Vice President	2012	$654,423	-	$709,120	$287,351	$362,022	-	$500,429	$2,513,345
	2011	$545,673	-	$724,500	$338,800	$760,565	-	$144,078	$2,513,616
Sean D. Major	2013	$446,346	-	$397,224	$152,400	$200,856	-	$126,164	$1,322,990
Executive Vice President,	2012	$403,654	-	$425,472	$186,778	$273,677	-	$90,097	$1,379,678
General Counsel and	2011	$387,500	$50,000	$450,800	$217,800	$458,025	-	$73,801	$1,637,926
Secretary
Michael S. Olsen	2013	$125,192	-	-	-	$65,726	$0	$227,063	$417,981
Former Chief Financial	2012	$457,372	-	$525,780	$229,881	$343,781	$1,688,803	$37,722	$3,283,339
Officer	2011	$433,333	$50,000	$515,200	$254,100	$597,567	$1,208,118	$39,074	$3,097,392

(1)

The amounts shown in this column represent bonuses paid at the discretion of the Human Resources and Nominating Committee of our Board of Directors, over and above amounts earned through satisfaction of the performance measures in our annual cash incentive plan.

(2)

Stock awards consist of performance awards and restricted stock unit awards. The amounts reflected in the stock and option awards columns and corresponding disclosure in the total compensation column reflect the aggregate grant date fair value of stock and option awards we granted in Fiscal 2013, computed in accordance with Financial Accounting Standards Board Accounting Standards Certification Topic 718, “Compensation—Stock Compensation” (“FASB ASC Topic 718”). All assumptions made in the valuation of stock awards and option awards for financial statement reporting purposes in accordance with FASB ASC Topic 718 are discussed in Note 12 to our consolidated financial statements included in our annual report on Form 10-K for the year ended October 25, 2013.

(3)

All amounts shown represent earnings for services performed during the fiscal year under our annual cash incentive plan described on page 26. None of the named executive officers had any earnings on outstanding awards for any prior fiscal years.

(4)

All amounts reported relate to aggregate changes in pension value. The amount reported for Mr. Sutherlin in Fiscal 2013 includes an early distribution of $67,463 under the Joy Global Supplemental Pension Plan, which is discussed in Pension Benefits as of Fiscal 2013 on page 41. Mr. Olsen’s aggregate change in pension value was ($443,409), after giving effect to post-retirement distributions reported in Pension Benefits as of Fiscal 2013 on page 41. In accordance with applicable disclosure requirements, the amount reported in this column for Mr. Olsen is $0.

(5)	We provide our named executive officers with certain additional compensation, which is reflected in the All Other Compensation Table below.

All Other Compensation

				Company
				Contributions to
Executive Officer			Tax	Defined Contribution	Total “All Other
		Perquisites	Reimbursement	Plans	Compensation”
		(1)	(2)	(3)

Mr. Sutherlin	2013	$28,130	-	$427,164	$455,294
	2012	$28,664	$22,111	$7,500	$58,275
	2011	$34,127	$26,439	$7,208	$67,774

Mr. Sullivan	2013	$47,174	$21,454	$25,977	$94,605

Mr. Baker	2013	$24,118	-	$137,875	$161,993
	2012	$24,114	$18,507	$61,698	$104,319
	2011	$107,030	$84,186	$40,437	$231,653

Mr. Doheny	2013	$117,175	$84,877	$115,428	$317,480
	2012	$267,677	$174,174	$58,578	$500,429
	2011	$56,410	$35,791	$51,877	$144,078

Mr. Major	2013	$47,800	-	$78,364	$126,164
	2012	$24,680	$18,955	$46,462	$90,097
	2011	$20,750	$15,842	$37,209	$73,801

Mr. Olsen	2013	$5,019	$3,776	$218,268	$227,063
	2012	$16,864	$13,358	$7,500	$37,722
	2011	$17,702	$14,022	$7,350	$39,074

(1)	See the Perquisites Table below for additional information regarding the identification and quantification of perquisites and personal benefits paid to named executive officers.

Perquisites

			Club	Relocation
Executive Officer		Car Expense	Dues	Expense	Other	Total Perquisites
					(i)

Mr. Sutherlin	2013	$21,761	$2,579	-	$3,790	$28,130
	2012	$21,658	$4,921	-	$2,085	$28,664
	2011	$19,790	$6,892	-	$7,445	$34,127

Mr. Sullivan	2013	$16,526	$28,848	$1,800	-	$47,174

Mr. Baker	2013	$21,368	-	-	$2,750	$24,118
	2012	$23,364	-	-	$750	$24,114
	2011	$21,280	-	$85,000	$750	$107,030

Mr. Doheny	2013	$17,402	$97,260	$710	$1,803	$117,175
	2012	$35,382	$11,010	$209,824	$11,461	$267,677
	2011	$28,745	$11,563	-	$16,102	$56,410

Mr. Major	2013	$22,081	$16,669	-	$9,050	$47,800
	2012	$20,709	$2,171	-	$1,800	$24,680
	2011	$18,950	-	-	$1,800	$20,750

Mr. Olsen	2013	$5,019	-	-	-	$5,019
	2012	$16,864	-	-	-	$16,864
	2011	$17,702	-	-	-	$17,702

(i)	This column reports amounts reimbursed for payment of financial planning and tax preparation; physical examinations; and home office expenses.

(2)

As of January 1, 2013, the Committee limited the practice of providing tax reimbursements for perquisites, other than with respect to relocation expenses and initiation fees for membership in an appropriate country club or social club. Tax reimbursements prior to January 2013 reflect amounts reimbursed for the payment of taxes with respect to: personal use of car, club initiation fees and dues, relocation expenses, financial planning and tax preparation services, and physical examinations.

(3)

Company contributions to defined contribution plans in 2013 consist of (i) fixed and matching contributions to the Retirement Savings Plan, our tax-qualified defined contribution retirement plan, (ii) fixed and matching contributions to the Nonqualified Deferred Compensation Plan on compensation in excess of limits imposed by the Internal Revenue Code, and (iii) if eligible, individual replacement contributions to the Nonqualified Deferred Compensation Plan for participants in the Joy Global Pension Plan that are designed to offset the estimated effect of the May 2012 freeze in benefits under the Joy Global Pension Plan. The Joy Global Retirement Savings Plan and Joy Global Pension Plan are discussed under Pension Benefits as of Fiscal 2013, beginning on page 41 The Nonqualified Deferred Compensation Plan is discussed under Nonqualified Deferred Compensation During Fiscal 2013, on page 43.

Mr. Sutherlin and Mr. Olsen are the only named executive officers who participate in the Joy Global Pension Plan. All company contributions to defined contribution plans for Messrs. Sutherlin and Olsen for Fiscal 2011 and Fiscal 2012 constituted matching contributions. The amount reflected for Fiscal 2013 for Mr. Sutherlin consisted of $12,750 in company contributions and $7,650 in matching contributions to his Retirement Savings Plan account and $142,101 in company contributions and $264,663 in individual replacement contributions to his Nonqualified Deferred Compensation Plan account. The amount reflected for Fiscal 2013 for Mr. Olsen consisted of $2,688 in company contributions and $1,613 in matching contributions to his Retirement Savings Plan account and $51,871 in company contributions and $162,096 in individual replacement contributions to his Nonqualified Deferred Compensation Plan account. Messrs. Sullivan, Baker, Doheny, and Major were hired after the Joy Global Pension Plan was closed to new participants and, accordingly, will not receive individual replacement contributions designed to offset the May 2012 freeze of benefits under such plan.

The amount reflected for Fiscal 2013 for Mr. Sullivan consists of $16,596 in company contributions and $9,381 in matching contributions to his Retirement Savings Plan account.

The amount reflected for Fiscal 2013 for Mr. Baker consists of $12,750 in company contributions and $7,577 in matching contributions to his Retirement Savings Plan account and $117,548 in company contributions to his Nonqualified Deferred Compensation Plan account. The amount reflected for Fiscal 2012 for Mr. Baker consists of $10,000 in company contributions and $7,500 in matching contributions to his Retirement Savings Plan account and $44,198 in company contributions to his Nonqualified Deferred Compensation Plan account. The amount reflected for Fiscal 2011 for Mr. Baker consists of $9,800 in company contributions and $7,350 in matching contributions to his Retirement Savings Plan account and $23,287 in company contributions to his Nonqualified Deferred Compensation Plan account.

The amount reflected for Fiscal 2013 for Mr. Doheny consists of $12,750 in company contributions and $6,067 in matching contributions to his Retirement Savings Plan account and $96,611 in company contributions to his Nonqualified Deferred Compensation Plan account. The amount reflected for Fiscal 2012 for Mr. Doheny consists of $10,000 in company contributions and $7,500 in matching contributions to his Retirement Savings Plan account and $41,078 in company contributions to his Nonqualified Deferred Compensation Plan account. The amount reflected for Fiscal 2011 for Mr. Doheny consists of $9,800 in company contributions and $7,350 in matching contributions to his Retirement Savings Plan account and $34,727 in company contributions to his Nonqualified Deferred Compensation Plan account.

The amount reflected for Fiscal 2013 for Mr. Major consists of $12,098 in company contributions and $7,259 in matching contributions to his Retirement Savings Plan account and $59,007 in company contributions to his Nonqualified Deferred Compensation Plan account. The amount reflected for Fiscal 2012 for Mr. Major consists of $15,346 in company contributions and $7,500 in matching contributions to his Retirement Savings Plan account and $23,616 in company contributions to his Nonqualified Deferred Compensation Plan account. The amount reflected for Fiscal 2011 for Mr. Major consists of $9,800 in company contributions and $7,350 in matching contributions to his Retirement Savings Plan account and $20,059 in company contributions to his Nonqualified Deferred Compensation Plan account.

Grants of Plan-Based Awards in Fiscal 2013

		Estimated possible payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards (1)
Name	Grant date	Threshold	Target	Maximum	Threshold	Target	Maximum	All other stock awards; number of shares of stock or units (2)	All other options: number of securities underlying options	Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards
Mr. Sutherlin		$0	$1,134,615	$2,269,230
	12/03/12				20,000	40,000	60,000				$2,166,400
	12/03/12							-			-
	12/03/12								38,000	$56.18	$579,120
Mr. Sullivan		$0	$366,962	$733,923
	12/03/12				2,400	4,800	7,200				$259,968
	12/03/12							4,800			$269,664
	12/03/12								12,000	$56.18	$182,880
Mr. Baker		$0	$543,847	$1,087,692
	11/01/12				2,500	5,000	7,500				$323,200
	11/01/12							5,000			$330,150
	11/01/12								15,000	$66.03	$273,000
	12/03/12				3,500	7,000	10,500				$379,120
	12/03/12							7,000			$393,260
	12/03/12								20,000	$56.18	$304,800
	03/16/13				2,500	5,000	7,500				$299,900
	03/16/13							5,000			$310,650
	03/16/13								15,000	$62.13	$254,100
Mr. Doheny		$0	$593,654	$1,187,308
	11/01/12				3,500	7,000	10,500				$452,480
	11/01/12							7,000			$462,210
	11/01/12								20,000	$66.03	$364,000
	12/03/12				3,500	7,000	10,500				$379,120
	12/03/12							7,000			$393,260
	12/03/12								20,000	$56.18	$304,800
	03/16/13				3,500	7,000	10,500				$419,860
	03/16/13							7,000			$434,910
	03/16/13								20,000	$62.13	$338,800
Mr. Major		$0	$267,808	$535,615
	12/03/12				1,800	3,600	5,400				$194,976
	12/03/12							3,600			$202,248
	12/03/12								10,000	$56.18	$152,400
Mr. Olsen (3)		$0	$87,634	$175,269

(1)	Fiscal 2013 performance shares awards that have a three-year award cycle.

(2)	Fiscal 2013 restricted stock unit awards that vest in thirds on the third, fourth, and fifth anniversary of the grant date.

(3)	Mr. Olsen retired effective February 1, 2013 and was not awarded equity compensation in Fiscal 2013.

Outstanding Equity Awards at Fiscal Year-End 2013

	Option awards					Stock awards
Name	Number of	Number of	Equity	Option	Option	Number	Market	Equity	Equity
	securities	securities	incentive	exercise	expiration	of shares	value of	incentive	incentive
	underlying	underlying	plan awards	price	date	or units	shares or	plan	plan
	unexercised	unexercised	number of			of stock	units of	awards:	awards:
	options	options	securities			that have	stock that	number of	market or
	exercisable	unexercisable	underlying			not	have not	unearned	payout
		(1)	unexercised			vested	vested (3)	shares,	value of
			unearned			(2)		units or	unearned
			options					other	shares,
								rights that	units or
								have not	other
								vested (4)	rights that
									have not
									vested (5)
Mr. Sutherlin	60,000	-		$21.69	12/08/2018
	40,000	-		$52.81	12/07/2019
	28,000	14,000		$80.50	12/06/2020
	10,667	21,333		$89.65	12/05/2021
	-	38,000		$56.18	12/03/2022	29,456	$1,711,099	50,375	$2,926,284
Mr. Sullivan	6,667	13,333		$56.12	10/01/2022
	-	12,000		$56.18	12/03/2022	14,982	$870,304	2,400	$139,416
Mr. Baker	16,666	-		$52.81	12/07/2019
	9,334	4,666		$80.50	12/06/2020
	3,334	6,666		$89.65	12/05/2021
	-	15,000		$66.03	11/01/2022
	-	20,000		$56.18	12/03/2022
	-	15,000		$62.13	03/16/2023	29,410	$1,708,427	14,235	$826,911
Mr. Doheny	21,666	-		$21.69	12/08/2018
	13,333	-		$52.81	12/07/2019
	9,334	4,666		$80.50	12/06/2020
	3,334	6,666		$89.65	12/05/2021
	-	20,000		$66.03	11/01/2022
	-	20,000		$56.18	12/03/2022
	-	20,000		$62.13	03/16/2023	35,684	$2,072,884	16,235	$943,091
Mr. Major	9,333	-		$52.81	12/07/2019
	6,000	3,000		$80.50	12/06/2020
	2,167	4,333		$89.65	12/05/2021
	-	10,000		$56.18	12/03/2022	13,043	$757,668	5,324	$309,271
Mr. Olsen	6,666	-		$52.81	02/01/2016
	10,500	-		$80.50	02/01/2016
	8,000	-		$89.65	02/01/2016	7,882	$457,865	3,242	$188,328

(1)	The unexercisable options shown above vest on the following schedule:

Option expiration date shown above	Vesting of options currently unexercisable

12/06/2020	All became vested on December 6, 2013

12/05/2021	One half on December 5 in each of 2013 and 2014

10/01/2022	One third on October 1 in each of 2013, 2014, and 2015

11/01/2022	One third on November 1 in each of 2013, 2014, and 2015

12/03/2022	One third on December 3 in each of 2013, 2014, and 2015

03/16/2023	One third on March 16 in each of 2014, 2015, and 2016

Mr. Sutherlin is retiring effective February 1, 2014. In connection with his retirement, unexercisable options he held will become exercisable on February 1, 2014 and will expire on February 1, 2017.

Mr. Olsen retired effective February 1, 2013. In connection with Mr. Olsen’s retirement, unexercisable options he held became exercisable on February 1, 2013 and will expire on February 1, 2016.

(2)

All amounts shown in this column represent restricted stock units, including additional restricted stock units earned in-kind in lieu of dividends, at the same dividend rate as outstanding shares of our Common Stock.

(3)	Calculated using the closing price of the Common Stock on October 25, 2013, the last day of our 2013 fiscal year.

(4)

Amounts in this column represent performance shares from the Fiscal 2011, Fiscal 2012, and Fiscal 2013 awards. Fiscal 2011 awards are shown at their actual payout level of 83%, which was determined in December 2013. Fiscal 2012 and Fiscal 2013 awards are shown at threshold payout levels based on their performance to date. See Potential Payments Upon Termination or Change-in-Control at Fiscal Year-End.

(5)

The payout values shown in this column are based on actual payout of performance shares for the three-year performance period that concluded in Fiscal 2013, which was 83% of targeted payout, and achieving threshold performance goals, or 50% of targeted payout, for the three-year performance periods ending Fiscal 2014 and Fiscal 2015, and are calculated using the closing price of the Common Stock on October 25, 2013, the last day of our 2013 fiscal year.

Option Exercises and Stock Vested in Fiscal 2013

	Option awards		Stock awards
Name	Number of shares	Value realized on	Number of shares	Value realized on vesting
	acquired on exercise	exercise	acquired on vesting	($) (3)
	(#)	($) (1)	(#) (2) (3)
(a)	(b)	(c)	(d)	(e)
Mr. Sutherlin	-	-	32,811	$1,968,793
Mr. Sullivan	-	-	-	-
Mr. Baker	-	-	9,220	$568,055
Mr. Doheny	-	-	13,359	$792,075
Mr. Major	15,000	$613,061	7,961	$476,266
Mr. Olsen	-	-	8,349	$503,377

(1)	Value realized on exercise of stock options is calculated based on the actual sale price of the Common Stock previously underlying such options on the date of exercise.

(2)	Includes performance shares and restricted stock units, including accompanying units paid in lieu of dividends on restricted stock units, that vested in Fiscal 2013.

(3)

Issuance of shares of Common Stock to Messrs. Sutherlin and Doheny upon vesting of certain restricted stock units in Fiscal 2013 was automatically deferred pursuant to the terms of their applicable restricted stock unit award agreements. These mandatory deferrals affected 12,528 shares with a value of $719,130 at the time of vesting for Mr. Sutherlin and 5,702 shares with a value of $325,851 at the time of vesting for Mr. Doheny. These amounts are reported as executive contributions in the table labeled Nonqualified Deferred Compensation During Fiscal 2013, which appears on page 43.

Pension Benefits as of Fiscal 2013

Name (1)	Plan name	Number of years credited service	Present value of accumulated benefit	Payments during last fiscal year
Mr. Sutherlin (2)	Joy Global Pension Plan	9.3	$466,039	-
	Joy Global Supplemental Pension Plan	9.3	$3,911,434	$67,463
Mr. Sullivan	-
Mr. Baker	-
Mr. Doheny	-	-	-	-
Mr. Major	-	-	-	-
Mr. Olsen (3)	Joy Global Pension Plan	32.8	$1,448,823	$70,321
	Joy Global Supplemental Pension Plan	32.8	$3,495,656	$169,668

(1)

Messrs. Sullivan, Baker, Doheny, and Major, do not participate in the Joy Global Pension Plan, as each was hired after May 1, 2005, the date on which the Joy Global Pension Plan closed to new employees.

(2)

Payments during the last fiscal year reflect an early distribution made to Mr. Sutherlin in Fiscal 2013 for the purpose of prepaying certain FICA tax payments, as well as federal and state taxes that were incurred as a result of the distribution. Upon retirement, benefits payable to Mr. Sutherlin under the Joy Global Supplemental Pension Plan will be reduced to take into account the value of this early distribution. The amount of this distribution is included in the calculation of the aggregate change in pension value reported in the Summary Compensation Table.

(3)	Mr. Olsen began receiving benefits from the Joy Global Pension Plan and the Joy Global Supplemental Pension Plan following his retirement on February 1, 2013.

Material terms of the plans

Joy Global Pension Plan. Named executive officers who began their employment with us prior to May 1, 2005 participate in the Joy Global Pension Plan, which is a broad-based defined benefit plan qualified under the Internal Revenue Code. Benefits accruals under this plan for salaried and nonbargaining hourly participants were frozen on May 1, 2012. This plan entitles certain employees with at least five years of service, including participating named executive officers, to receive monthly payments equal to a percentage of the employee’s average salary and bonus (including amounts shown as non-equity incentive compensation in the Summary Compensation Table) over the highest 60 consecutive calendar month period during the last 120 consecutive calendar months of service ending April 30, 2012. The monthly benefit amount is calculated by taking these final average earnings and multiplying by 1.5% and then multiplying the result by years of service ending April 30, 2012. These benefits under the plan are offset by an amount equal to 1.25% per year of service (up to a maximum of 50%) of the estimated Social Security benefit multiplied by years of service ending April 30, 2012. The normal retirement age under the plan is 65.

Joy Global Supplemental Pension Plan. This non-qualified plan is structured to provide our eligible executives (and other employees with eligible compensation exceeding the annual limits on tax-qualified plans) with a retirement benefit equal to what they would have received if the tax-qualified Joy Global Pension Plan did not reflect the annual income limits imposed under U.S. federal tax regulations. This plan has the same requirements regarding eligibility for participation and retirement as the Joy Global Pension Plan, and was similarly frozen on May 1, 2012. As of May 1, 2012, employees who previously participated in the Joy Global Supplemental Pension Plan will receive contributions to the Retirement Savings Plan, as discussed below. To the extent contributions to the Retirement Savings Plan exceed limits for tax-qualified plans, these employees will be permitted to participate in the Nonqualified Deferred Compensation Plan so that the annual compensation limits imposed on tax-qualified plans under the Internal Revenue Code do not reduce the overall retirement plan benefits.

Joy Global Retirement Savings Plan. Prior to May 1, 2012 all non-union employees, including executive officers, hired on or after May 1, 2005 participated in the Retirement Savings Plan. We contributed a fixed amount to each participating employee’s plan account equal to four percent (4%) of the employee’s eligible compensation and a matching amount equal to fifty percent (50%) on the first six percent (6%) of eligible compensation an employee contributes. Employee accounts for company provided fixed contributions made prior to May 1, 2012 become fully vested after three years of service. Employee accounts for company provided matching contributions made prior to May 1, 2012 are immediately fully vested.

Following our freeze of the accrual of benefits under the Joy Global Pension Plan on May 1, 2012, all non-union employees, including executive officers, will participate in the Joy Global Retirement Saving Plan regardless of their date of hire. We contribute a fixed amount to each participating employee’s plan account equal to five percent (5%) of the employee’s eligible compensation and a matching amount equal to fifty percent (50%) on the first six percent (6%) of eligible compensation an employee contributes. Certain eligible employees, as discussed below, also will be eligible to receive individual replacement contributions. All company provided contributions after May 1, 2012 are immediately vested in full.

Participants in the Joy Global Pension Plan at the time it was frozen, including our named executive officers, will receive, if eligible, individual replacement contributions to the Retirement Savings Plan that are designed to offset the effect of the freeze. Individual replacement contributions will consist of the percentage of each employee’s eligible compensation that, in combination with the five percent (5%) fixed contributions and the employee’s retirement benefit under the Joy Global Pension Plan on May 1, 2012, was projected to provide approximately equivalent value at retirement as his or her benefit under the Joy Global Pension Plan was projected to provide had the accrual of future benefits under such plan not been frozen. This percentage of eligible compensation to be provided as an individual replacement contribution was calculated at the time the accrual of future benefits under the Joy Global Pension Plan was frozen. We currently expect that this percentage will remain fixed until the employee separates from the company, but we are not obligated to continue making individual replacement contributions and these contributions may be reduced or eliminated in the future. Accordingly, the dollar value of an employee’s individual replacement contributions may change from year to year. Individual replacement contributions ranged from 0.0% to 38.2% of eligible compensation, and eligible employees received an average individual replacement contribution of 10.2%. Individual retirement contributions were capped at 25% of eligible pay for our executive officers, which had the effect of limiting the individual replacement contribution made to Mr. Olsen.

Years of service

The Joy Global Pension Plan does not currently allow us the discretion to grant extra years of credited service to participating employees. Under the Joy Global Supplemental Pension Plan, our general policy is to grant extra years of credited service only where justified by special circumstances. Neither of our named executive officers who participate in the Joy Global Supplemental Pension Plan has been granted extra years of credited service.

Valuation method and material assumptions

Please see Note 13 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended October 25, 2013, for a discussion of the pension obligation valuation method underlying the amounts shown above and all material assumptions applied in quantifying the present value of the current accrued benefit.

Nonqualified Deferred Compensation During Fiscal 2013

Name	Executive contributions in last FY (1)	Registrant contributions in last FY (2)	Aggregate earnings in last FY (3)	Aggregate withdrawals/distributions	Aggregate balance at last FYE
Mr. Sutherlin	$719,130	$406,764	($431,063)	$0	$11,350,059
Mr. Sullivan	$0	$0	$0	$0	$0
Mr. Baker	$3,346	$117,548	$29,139	$0	$232,796
Mr. Doheny	$325,851	$96,611	$25,627	$0	$951,237
Mr. Major	$73,024	$59,007	$23,388	$0	$228,792
Mr. Olsen	$0	$213,966	$8,320	$222,286	$0

(1)

The amounts reported for Messrs. Sutherlin and Doheny represent deferred stock units created in Fiscal 2013 in connection with the automatic deferral of restricted stock units upon vesting pursuant to the terms of the restricted stock unit award agreements applicable to restricted stock units granted in Fiscal 2008-2009. The amounts reported for Messrs. Baker and Major represent voluntary deferrals of $3,346 and $73,024, respectively.

(2)

The amounts shown as registrant contributions relate to the respective named executive officer’s participation in the Nonqualified Deferred Compensation Plan described below. Company contributions in the last fiscal year to the Nonqualified Deferred Compensation Plan are reported in the Summary Compensation Table in the All other compensation column.

(3)

Aggregate earnings for Mr. Sutherlin represent the decrease in the value of his deferred stock units during Fiscal 2013, as well as additional deferred stock units earned in lieu of dividends at a non-preferential rate. The aggregate earnings for Messrs. Baker, Major and Olsen are based on the performance of the investments selected by Messrs. Baker, Major and Olsen, respectively, under the Nonqualified Deferred Compensation Plan described below. Aggregate earnings for Mr. Doheny represent a decrease in the value of his deferred stock units during Fiscal 2013, additional deferred stock units earned in lieu of dividends at a non-preferential rate, and the performance of investments he selected under the Nonqualified Deferred Compensation Plan, described below. The value of earnings attributable to deferred stock units paid in lieu of dividends to Messrs. Sutherlin and Doheny are as follows:

Value of Deferred Stock Units
Executive officer	awarded in lieu of dividends
Mr. Sutherlin	$130,457
Mr. Doheny	$8,089

Earnings reported in this column are not earned at a preferential rate and accordingly are not reported as Fiscal 2013 compensation in the Summary Compensation Table.

Description of nonqualified deferred compensation arrangements

Prior to May 1, 2012, we maintained a supplemental nonqualified defined contribution retirement plan for certain non-union employees, including executive officers, hired after May 1, 2005. As of May 1, 2012, we maintain the Nonqualified Deferred Compensation Plan for certain non-union employees, including executive officers, regardless of date of hire. The Nonqualified Deferred Compensation Plan provides fixed, matching and, if applicable, individual replacement contributions based on eligible compensation that exceeds limits on compensation that are set annually by the Internal Revenue Code. Beginning in Fiscal 2013, eligible employees were permitted to defer portions of their compensation on a voluntary basis through the Nonqualified Deferred Compensation Plan, which permits deferral of 1% to 50% of annual base salary and 1% to 100% of annual bonus.

Prior to May 1, 2012, eligible employees received contributions equal to 4% of compensation exceeding limits imposed by the Internal Revenue Code to mimic fixed contributions made on earnings below such limits. As of May 1, 2012, eligible employees receive contributions equal to 8% of compensation exceeding limits imposed by the Internal Revenue Code in order to mimic fixed and matching contributions made on earnings below such limits. If applicable, eligible employees receive individual replacement contributions, as discussed above, based on compensation exceeding limits imposed by the Internal Revenue Code in order to mimic individual replacement contributions made on earnings below such limits.

Amounts earned on an employee’s plan account depend on the investment choice made by the employee, who selects from similar investment options available under the Retirement Savings Plan. As with the Retirement Savings Plan, the employee may change his or her investment choice as often as he or she may choose. The Nonqualified Deferred Compensation Plan provides for varying distribution options, including lump sum or annual installment payments over 5, 10, or 15 years. The payment commencement date varies and occurs either as soon as administratively possible following death or disability or 180 days after separation from service. The payment commencement date is delayed by 5 years if an employee changes his or her initial distribution election. Contributions based on compensation earned prior to May 1, 2012 require five years of service to become vested and contributions based on compensation earned following May 1, 2012 are immediately vested.

Potential Payments Upon Termination or Change-in-Control at Fiscal 2013 Year-End

Name	Death or Disability (1), (2)	Retirement (2), (3)	Involuntary Termination Without Cause (2), (3)	Change of Control (4), (5), (6)

Mr. Sutherlin (7)
Severance	$0	$0	$0	$7,996,667
Welfare Benefits	$0	$0	$0	$52,667
Outplacement Services	$0	$0	$0	$50,000
Accelerated Equity Value	$3,548,163	$1,764,484	$1,764,484	$3,548,163
Total	$3,548,163	$1,764,484	$1,764,484	$11,647,497

Mr. Sullivan (8)
Severance	$0	$0	$530,000	$2,173,000
Welfare Benefits	$0	$0	$0	$42,342
Outplacement Services	$0	$0	$0	$50,000
Accelerated Equity Value	$965,962	$46,472	$46,472	$965,962
Total	$965,962	$46,472	$576,472	$3,231,304

Mr. Baker (9)
Severance	$0	$0	$2,133,750	$3,725,749
Welfare Benefits	$0	$0	$16,296	$32,591
Outplacement Services	$0	$0	$50,000	$50,000
Accelerated Equity Value	$2,254,043	$507,416	$2,254,043	$2,254,043
Total	$2,254,043	$507,416	$4,454,089	$5,509,525

Mr. Doheny
Severance	$0	$0	$0	$3,474,750
Welfare Benefits	$0	$0	$0	$46,445
Outplacement Services	$0	$0	$0	$50,000
Accelerated Equity Value	$2,676,590	$565,506	$565,506	$2,676,590
Total	$2,676,590	$565,506	$565,506	$6,247,785

Mr. Major
Severance	$0	$0	$0	$1,731,031
Welfare Benefits	$0	$0	$0	$41,514
Outplacement Services	$0	$0	$0	$50,000
Accelerated Equity Value	$993,095	$216,327	$216,327	$993,095
Total	$993,095	$216,327	$216,327	$2,815,640

Mr. Olsen (10)
Severance	-	$0	-	-
Welfare Benefits	-	$0	-	-
Outplacement Services	-	$0	-	-
Accelerated Equity Value	-	$634,882	-	-
Total	-	$634,882	-	-

(1)

In the event of a termination of employment due to death or disability, unvested stock options and restricted stock units are vested in full, and a pro rata number of performance shares may be earned based on actual performance over the performance period.

(2)

Based on performance through Fiscal 2013, performance share awards reported in this table use the actual payout for performance share awards granted in Fiscal 2011, which was 83% of targeted payout, and assumed payout levels of 50% of targeted payout for performance share awards granted in Fiscal 2012 and Fiscal 2013, which represents the payout level for achievement of threshold performance that were used for purposes of calculating the outstanding value of performance share awards at fiscal year-end on page 38.

(3)

Other than at the discretion of the Human Resources and Nominating Committee exercised at the time of separation, an executive who is involuntarily terminated without cause or who retires will forfeit all unvested stock options and restricted stock units. A pro rata number of performance shares may be earned based on actual performance over the performance period.

(4)	This triggering event requires both a “change of control” and within three years thereafter either a termination by the executive for “good reason” or by the corporation without “cause.”

(5)

In the event of an involuntary termination without cause or a voluntary termination for good reason in connection with a change in control, the accelerated equity value reflects the value that would be received from the vesting of unvested stock options and restricted stock units and the payout of performance shares at the higher of (i) the full number earned based on performance as of the date of the change in control, or (ii) the pro rata target number of performance shares. Based on performance through Fiscal 2013, performance shares would be earned on a pro rata basis at the same payout levels assumed in Footnote 2 above.

(6)

Any amounts payable upon a change of control would depend on the individual circumstances of each executive at the time a change of control occurs. The change of control employment agreements for our named executive officers provide for a reduction in payments if the executive would receive a greater net benefit by reducing the amount to a level that would eliminate any federal excise tax. Mr. Baker’s reported “total” potential payments upon a change of control effective at Fiscal 2013 year-end reflects the application of this provision, as discussed in Footnote 9 below. Reported amounts for our other named executive officers do not reflect application of this provision because the named executive officer would not have been subject to federal excise tax or, in the case of Mr. Sullivan, would not have received a greater net benefit as a result of a reduction in payments to eliminate federal excise tax.

(7)

Mr. Sutherlin ceased to serve as President and Chief Executive Officer on December 18, 2013 and will retire effective February 1, 2014. In connection with Mr. Sutherlin’s retirement, in December 2013 the Human Resources and Nominating Committee determined that (i) restricted stock units previously granted will become non-forfeitable and (ii) unvested stock options previously granted will become vested in full. The Committee’s decision affected 12,424 restricted stock units granted in Fiscal 2010 and Fiscal 2011 and additional restricted stock units accrued in lieu of dividends since the date of the initial grants. The restricted stock units will continue to vest and be settled pursuant to the terms of the award agreement applicable to each grant. The Committee’s decision also affected 10,666 stock options granted in Fiscal 2012 with an exercise price of $89.65 and 25,333 stock options granted in Fiscal 2013 with an exercise price of $56.18. The stock options will be exercisable at any time prior to February 1, 2017.

(8)	If Mr. Sullivan is terminated without cause, he would receive 12 months of severance pay pursuant to the terms of his offer of employment.

(9)

Involuntary termination without cause reflects the terms of the Senior Executive Retention Agreement that we entered into with Mr. Baker on March 13, 2013, which supplements our standard change of control event to provide for certain payments and benefits in the event Mr. Baker is terminated without “cause” or if Mr. Baker terminates his employment with us for “good reason.” Additional information regarding the Senior Executive Retention Agreement is provided below. Payments upon a change of control effective at Fiscal 2013 year-end reflects a reduction in “total” payments to Mr. Baker in order to eliminate the effect of federal excise tax, as discussed in Footnote 6 above. Had a change of control occurred, Mr. Baker would have had discretion to select which individual payments (shown in the table at their full amount) to reduce by an aggregate amount of $552,858 in order to render federal excise tax inapplicable.

(10)

Mr. Olsen retired on February 1, 2013 and the amounts reported reflect Mr. Olsen’s retirement on that date. Prior to his retirement, the Human Resources and Nominating Committee determined that (i) restricted stock units previously granted will become non-forfeitable and (ii) unvested stock options previously granted will become vested in full. The Committee’s decision affected 7,808 restricted stock units granted between 2008 and 2010 and additional restricted stock units accrued in lieu of dividends since the date of the initial grants. The restricted stock units will continue to vest and be settled pursuant to the terms of the award agreement applicable to each grant. The Committee’s decision also affected 3,500 stock options granted in December 2010 with an exercise price of $80.50 and 5,333 stock options granted in December 2011 with an exercise price of $89.65. The stock options will be exercisable at any time prior to February 1, 2016.

Triggering Events

Our change of control employment agreements and equity awards agreements with our named executive officers define the termination events reflected in the table above as follows:

Change of Control. Any of the following would constitute a change of control under our change of control employment agreements and our equity awards agreements:

•

any individual, entity, or group acquires beneficial ownership of 40% or more of either our outstanding shares of Common Stock or the combined voting power of our outstanding voting securities, subject to limited exceptions;

•

a majority of the Board no longer consists of our current directors and other directors whose election or nomination for election by our shareholders was approved by a vote of at least a majority of the current directors and other similarly approved directors;

•	we are party to a business combination transaction, subject to limited exceptions; or

•	our shareholders approve a complete liquidation or dissolution of the corporation.

Good Reason. Any of the following would constitute termination by the executive for good reason under the change of control employment agreements we have with each of our named executive officers:

•	assignment of duties inconsistent with the executive’s current position, authority, duties, or responsibilities;

•	failure to pay the compensation called for by the particular change of control employment agreement or substantially altering employee benefits from those currently provided;

•	requiring relocation to an office at least 35 miles away, to a location other than our principal executive offices, or to travel substantially more on our business;

•	termination other than as permitted in the applicable change of control employment agreement; or

•	our successor’s failure to adhere to the terms of the applicable change of control employment agreement.

Other definitions. For the purposes of the table above, these terms have the following meanings:

•	“Disability” generally refers to a total and permanent incapacity of the executive to perform his or her duties.

•

“Cause” generally refers to: (A) willful and continued failure to perform employment duties in any material respect; (B) willfully engaging in illegal conduct or gross misconduct that materially harms us; or (C) conviction of, or a plea of guilty or no contest to, a felony (other than a traffic-related violation).

Change of Control Payments

Change of Control Employment Agreements. We have entered into change of control employment agreements with each of our named executive officers. The agreements provide that, in the event of a “change of control” (as defined in the agreements and summarized above), termination of the executive’s employment during the three years following the change of control, either by the executive for good reason or by us without cause (as such terms are defined in the agreements and summarized above), we will pay the executive a lump sum equal to two times (three times in the case of the Chief Executive Officer) the sum of the executive’s base salary and annual bonus. In addition, we will provide the executive with outplacement services as well as medical insurance and other welfare benefits for a period of two years (three years in the case of the Chief Executive Officer). We will also pay the executive accrued benefits as of the termination date, including a pro rata bonus, and compensate the executive for any issued stock options, performance shares, or restricted stock unit awards, as described below. The change of control employment agreements also provide that, in the event the aggregate payment would cause a named executive officer to incur an excise tax obligation, we would reduce the aggregate payment to an amount that would result in the executive receiving a greater net benefit, thereby rendering the excise tax obligation inapplicable.

Randal W. Baker Senior Executive Retention Agreement. On March 13, 2013, we entered into a Senior Executive Retention Agreement with Mr. Baker that supplements the standard change of control agreement to provide for certain payments and benefits in the event Mr. Baker is terminated without “cause” or if Mr. Baker terminates his employment with us for “good reason,” as defined above but not requiring a change of control (each being referred to as a “Separation Event”). Upon the occurrence of a Separation Event, and subject to the timely execution of a release of claims against the corporation, Mr. Baker would receive (i) a cash payment equal to two times his annual base salary plus a prorated portion of his targeted annual bonus under the corporation’s annual cash incentive plan and (ii) medical and other welfare benefits and outplacement services for up to one year following the Separation Event. The Senior Executive Retention Agreement also amended equity award agreements between the corporation and Mr. Baker to provide that upon the occurrence of a Separation Event the (i) outstanding stock options covered by such awards would vest and become exercisable for the lesser of the remaining term of the option and 24 months from the termination date, (ii) outstanding restricted stock units covered by such awards would become non-forfeitable and would be settled at the same time the awards would be settled if they had become non-forfeitable due to his retirement, and (iii) performance shares covered by such awards would become non-forfeitable and result in the payment of the target amount of shares at the same time that payment would occur if he had been terminated without cause.

Equity Awards Agreements. We have issued stock options, performance shares, and restricted stock awards pursuant to our 2007 Stock Incentive Plan (together, “Equity Awards”) to our named executive officers. Each of the Equity Awards provides for a payment in the event of a “change in control,” as that term is defined in Section 9(b) of our 2007 Stock Incentive Plan. This definition is substantively identical to the definition of “change of control” in our change of control employment agreements, and the summary above is equally applicable to each term.

Pursuant to the terms of our nonqualified stock option agreements, in the event of a change in control, we will accelerate the vesting of all outstanding stock options and make such options fully exercisable, so that the executive will be eligible to receive the difference between the market price at the time of the change in control and the exercise price per share of Common Stock underlying the option, multiplied by the number of options exercised. Pursuant to the terms of our performance share agreements, in the event of a change in control we will provide a lump sum cash payment equal to the greater of (i) the value of the performance shares earned as of the date of the change in control, or (ii) the value of the pro rata target number of performance shares through the date of the change in control. In the event of a change in control, we will also cash out all outstanding restricted stock awards issued under our restricted stock unit award agreements, irrespective of whether such awards are vested, by providing a cash payment equal to the product of the executive’s outstanding restricted stock awards multiplied by the value of the shares on the date of the change in control.

Each of our equity award agreements, including those for our named executive officers, require that the party to such agreements will: (1) hold in a fiduciary capacity all secret or confidential information, knowledge, or data relating to us or our affiliates that the executive obtains during the course of his or her employment; (2) except on behalf of us or our affiliates, or with the prior written consent of our President or an Executive Vice President, or as otherwise required by law, not use, communicate, divulge or disseminate confidential information at any time during or after his or her employment for so long as such use or disclosure would reasonably be likely to result in competitive harm to us; (3) for a period of 18 months beginning on the executive’s termination date, within the geographic area where we and our affiliates do business, except with the prior written permission of the President or an Executive Vice President, not work for, consult with, or advise directly or indirectly, as an employee, consultant, owner, partner, member, director or officer, or make passive investments of more than 3% of the equity in, or otherwise engage in business with, specified competitors or any related company engaged in competition with us where the executive’s knowledge of trade secrets or other confidential information would be reasonably likely to place us at a competitive disadvantage; (4) for a period of two years beginning on the executive’s termination date, refrain from employing, soliciting the employment, or inducing for employment, or engagement as an independent contractor, on behalf of any individual or organization any person whom we have employed (other than a personal assistant hired to work directly for the executive) within the preceding three months; and (5) prior to and for a one-year period following the executive’s termination date, not directly or indirectly, disrupt, or attempt to interfere with or disrupt, the business relationship between us or any of our affiliates and any of our or their customers, suppliers, or employees. In the event of a breach of any of the foregoing provisions, the executive’s stock options will expire and the executive will forfeit his or her right to receive performance shares or restricted stock unit awards. In addition, we may be entitled to injunctive or other relief.

Director Compensation

Compensation for our non-employee directors is reviewed annually by the Committee with the assistance of Cook & Co., and set by action of the Board of Directors. The Board’s goal in designing directors’ compensation is to provide a competitive package that will enable it to attract and retain highly skilled individuals with relevant experience and that reflects the time and talent required to serve on the board of a complex, multinational corporation.

Directors who are not employees receive an annual retainer fee of $85,000, as well as a fee of $1,500 for each Board and Board committee meeting attended. If the Chairman of the Board is not an employee of ours, he receives an additional annual retainer of $100,000. The chairs of the Audit Committee and Human Resources and Nominating Committee receive additional annual retainer fees of $15,000 and $12,500, respectively. The Lead Independent Director receives an annual retainer fee of $10,000.

In addition, as of the date of the annual meeting, each non-employee director receives a grant of restricted stock units awarded under our 2007 Stock Incentive Plan. In Fiscal 2013, the number of restricted stock units granted to each non-employee director was equal to $85,000 divided by the then current market price of our Common Stock. Restricted stock units granted in Fiscal 2013 to directors holding at least 10,000 shares of our Common Stock (including vested restricted stock units) will vest and become non-forfeitable one year after their grant and will be paid out on such date, unless the director elected to defer settlement of such units. Restricted stock units granted in Fiscal 2013 to directors owning fewer than 10,000 shares (including vested restricted stock units) will vest and become non-forfeitable one year after their grant date and will be paid out one year after the director’s duties on the Board terminate. Vesting of restricted stock units will be accelerated in the event a director’s service on the Board terminates by reason of the director’s death or disability or due to a change in control, and restricted stock units subject to acceleration in this manner will be settled as soon as practicable (but no more than 30 days) after such event. Restricted stock units granted to directors prior to Fiscal 2010 became non-forfeitable one year after their grant and will be paid out one year after the director’s duties on the Board terminate. Directors who are our employees earned no additional remuneration for their service as directors. Our Corporate Governance Principles encourage directors to own shares of our Common Stock having a value at least equal to three times their annual cash retainer. The terms of the restricted stock units granted annually to non-employee directors effectively require each non-employee director to hold an equity interest (either in shares of Common Stock or vested restricted stock units) in excess of this amount.

The following table summarizes the compensation of our non-employee directors during Fiscal 2013.

Non-Employee Director Compensation for Fiscal 2013

Name	Fees earned or	Stock awards (1)(2)	Option awards (2)	All other	Total
	paid in cash			compensation (3)
Steven L. Gerard	$109,667	$85,000	-	-	$194,667
John T. Gremp	$101,500	$85,000	-	-	$186,500
John N. Hanson	$195,500	$85,000	-	$67,500	$348,000
Gale E. Klappa	$122,500	$85,000	-	-	$207,500
Richard B. Loynd	$120,500	$85,000	-	-	$205,500
P. Eric Siegert	$104,500	$85,000	-	-	$189,500
James H. Tate	$107,500	$85,000	-	-	$192,500

(1)

The amounts shown in the Stock awards column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For each director, the grant date fair value of the restricted stock unit award granted on March 5, 2013 was $85,000.

(2)	Our non-employee directors serving during Fiscal 2013 had the following aggregate number of stock awards and option awards, respectively, outstanding at fiscal year-end:

Name	Stock awards	Option awards
Mr. Gerard	33,004	-
Mr. Gremp	2,499	-
Mr. Hanson	35,795	-
Mr. Klappa	11,900	-
Mr. Loynd	33,004	-
Mr. Siegert	33,004	-
Mr. Tate	33,004	-

(3)	The amount in this column for Mr. Hanson represents the dollar value of a life insurance premium we paid for a policy Mr. Hanson received when he was Chief Executive Officer.

Other Matters Relating to Executive Compensation

Accounting and Share Dilution Considerations

In designing our compensatory programs, we consider the various accounting and disclosure rules associated with various forms of compensation as well as the share dilution and cash flow considerations associated with each program. The Committee seeks to implement plans and policies that maximize financial efficiency and avoid unnecessary or excessive share dilution. Each year, we engage Cook & Co. to conduct a study of the competitive share usage and dilution levels and the aggregate economic costs associated with our long-term incentive compensation, and the Committee considers this analysis when setting an annual budget.

Tax Considerations

Under Section 162(m) of the Internal Revenue Code, we may not be able to deduct compensation in excess of $1 million that is paid in one year to “covered employees” which are our Chief Executive Officer and three other most highly compensated named executive officers (other than our Chief Financial Officer). Section 162(m) provides exemptions from the deduction limit for compensation that qualifies as “performance-based compensation” or is paid after the executive leaves our employment. The Committee considers the deductibility of executive compensation under Section 162(m) when evaluating particular compensation programs in the context of the Committee’s broader compensation objectives and overall compensation philosophy, but may consider other factors of greater importance than preserving deductibility for a particular form of compensation.

In Fiscal 2010, the Committee determined that it would end its former practice requiring deferral of the payout of equity incentive awards that we would be unable to deduct under Section 162(m). The Committee determined that the incremental cost incurred from the loss of deductibility of compensation exceeding the limit imposed by Section 162(m) was not significant.

Executive Stock Ownership

The Committee has established long-term ownership objectives for the Chief Executive Officer and the other executive officers equal to five times annual salary in the case of the Chief Executive Officer and two and one half times annual salary for the other executive officers. These objectives serve to align management and shareholder interests. The Committee considers the following forms of ownership for purposes of satisfying these objectives: shares held directly, shares received through a grant of equity awards, or shares held in a trust established by the executive.

Effect of Past Grants

Although the Committee annually monitors amounts realizable from prior compensation, such as prior option or stock awards, to date such prior compensation has not been given significant consideration in the Committee’s decisions setting other elements of compensation, such as retirement benefits.

Performance Measure Restatements

The Committee’s general position is that no executive officer should be allowed to retain any benefit attributable to an error in the determination of a performance measure. In Fiscal 2011, the Committee began the practice of including provisions in all equity award agreements providing for the clawback of such awards if we are required to restate our financial statements as a result of material noncompliance with any financial reporting requirement under the federal securities laws.

Human Resources and Nominating Committee Report

As detailed in its charter, the Human Resources and Nominating Committee of the Board of Directors oversees Joy Global’s compensation program on behalf of the Board. In the performance of its oversight function, the Committee, among other things, has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement.

Based upon the review and discussions referred to above, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and be incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended October 25, 2013.

Respectfully,

Richard B. Loynd (Chair)

Steven L. Gerard

John T. Gremp

Equity Compensation Plan Information

The following table summarizes information about our equity compensation plans as of the end of Fiscal 2013. We have no securities to be issued or available for future issuance under equity compensation plans not approved by security holders. All outstanding awards relate to Common Stock.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by security holders (1)	2,245,075	$59.28	5,728,539(2)

(1)

Our 2003 Stock Incentive Plan was approved by shareholders at the 2003 annual meeting. Our 2007 Stock Incentive Plan was approved by shareholders at the 2007 annual meeting. The maximum number of shares of Common Stock that may be delivered under the 2007 Stock Incentive Plan is determined on the basis of a formula equal to the sum of the following: (a) 10,000,000; (b) the number of shares of Common Stock that we repurchase with stock option exercise proceeds after February 22, 2007 (the “Effective Time”); (c) the number of shares of Common Stock underlying any stock incentive award that is exercised or settled for cash, forfeited, or terminates, expires, or lapses without being exercised after the Effective Time; (d) the number of shares of Common Stock delivered to us by an optionee in satisfaction of the exercise price of any stock option after the Effective Time; and (e) the number of shares of Common Stock not delivered to a participant because such shares are used to satisfy an applicable tax withholding obligation after the Effective Time.

(2)

Includes 450,060 shares of Common Stock, which is the maximum number of shares that may be issued under performance share awards granted in Fiscal 2011, Fiscal 2012, and Fiscal 2013; 199,587 shares of Common Stock deliverable under performance share and restricted stock unit awards granted prior to Fiscal 2013 (including shares deliverable upon settlement of deferred stock units resulting from the deferral of performance share and restricted stock unit award payouts); and 1,066,916 shares of Common Stock that may be issued under outstanding restricted stock unit awards.

Related Party Transactions

Pursuant to our bylaws, we indemnify our officers and directors in the event claims are made against them arising out of their service as an officer or director. In addition, we have entered into indemnification agreements with each of our officers and directors requiring us to indemnify them against claims made against them arising out of their service as an officer or director. Other than these indemnification arrangements, which the Board believes are consistent with the practice of public companies of our size, there were no other relationships or related transactions during Fiscal 2013 involving any director or executive officer (or any members of their immediate families) to which we or any of our subsidiaries were a party that must be disclosed under SEC rules.

Our Worldwide Business Conduct Policy prohibits the following conflict of interest situations, unless approved in accordance with our Related Person Transactions Policy, as described below, or by the Chief Executive Officer with respect to those situations involving employees who are not executive officers or “Related Persons,” as defined in the Related Person Transactions Policy:

•	any ownership interest in any customer, supplier, or competitor, other than a nominal amount of stock in a publicly traded company;

•	any consulting or employment relationship with any customer, supplier, or competitor;

•	service on the board of directors of any customer, supplier, or competitor;

•	any outside business activity which competes with any of our businesses or that interferes with the director, officer, or employee’s duties and responsibilities;

•	supervising, reviewing, or having influence over the job evaluation, pay, or benefits of any close relative;

•	taking advantage of a corporate opportunity discovered in the course of employment with us;

•	selling anything to us or buying anything from us; and

•	using corporate assets for other business or personal endeavors.

Our Related Person Transactions Policy establishes procedures for the review and approval or ratification of all related person transactions, as defined by SEC rules. The Related Person Transactions Policy requires the material facts of any proposed related person transaction to be submitted to the Chairman of the Audit Committee of the Board of Directors as soon as it is practicable to do so. The Chairman of the Audit Committee shall then determine whether, based on the facts of the transaction, the question will be submitted to the full Audit Committee for further consideration. The Audit Committee will approve related person transactions only when it determines that the transaction in question is not inconsistent with our best interests.

The Worldwide Business Conduct Policy and the Related Person Transactions Policy are posted on our website: www.joyglobal.com.

AUDIT COMMITTEE REPORT

The Audit Committee has presented the following report for inclusion in this proxy statement.

The Audit Committee operates under a written charter that is available on our website, www.joyglobal.com. The Audit Committee’s specific responsibilities are summarized under “Corporate Governance - Audit Committee and Audit Committee Financial Expert.”

Management, the independent registered public accounting firm (“Independent Auditor”) and the Audit Committee each have different roles and responsibilities with respect to our financial statements and internal control over financial reporting. Management is responsible for the preparation, presentation and integrity of our consolidated financial statements, accounting and financial reporting principles, internal control over financial reporting and disclosure controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Management is also responsible for objectively reviewing and evaluating the adequacy, effectiveness and quality of our system of internal control. Our Independent Auditor, Ernst & Young LLP, is responsible for performing an independent audit of our consolidated financial statements and for expressing an opinion, based on the results of their audit, whether the consolidated financial statements are fairly presented in all material respects, in conformity with accounting principles generally accepted in the United States. In addition, the Independent Auditor is also responsible for expressing opinions on management’s assessment of the effectiveness of our internal control over financial reporting and on the effectiveness of our internal control over financial reporting. The Audit Committee is responsible for overseeing the conduct of these activities and appointing our Independent Auditor. The Committee relies on the expertise and knowledge of management, the internal auditors and the Independent Auditor in carrying out its oversight responsibilities, including with respect to information provided and representations made to it by management and on the report on our consolidated financial statements that it receives from our Independent Auditor.

In performing its responsibilities in Fiscal 2013, the Audit Committee met with the Independent Auditor eight times and met with management eight times.

Management represented to the Committee that our financial statements were prepared in accordance with generally accepted accounting principles. The Committee has reviewed and discussed the financial statements with management and the Independent Auditor. The Committee discussed with the Independent Auditor the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard AU Section 380 (Communication with Audit Committees). This review included a discussion of the quality of the corporation’s accounting principles, the selection of and modification to significant accounting policies, the reasonableness of estimates, and the disclosures in the corporation’s financial statements and the notes thereto.

The Committee has received the written disclosures and the letter from the Independent Auditor required by PCAOB Rule 3526 (Communications with Audit Committees Concerning Independence) and the Committee discussed with the Independent Auditor that firm’s independence. These disclosures and discussion informed the Committee of any relationships between Ernst & Young or any of its affiliates and the corporation or any persons in financial reporting oversight roles for the corporation in order to assist the Committee in evaluating Ernst & Young’s independence.

Based upon the Committee’s discussions with management and the Independent Auditor and the Committee’s review of the audited financial statements and the representations of management and the report of the Independent Auditor to the Committee, the Committee recommended to the Board of Directors that the audited financial statements be included in the corporation’s Annual Report on Form 10-K for the fiscal year ended October 25, 2013.

Respectfully,

Gale E. Klappa (Chair)

P. Eric Siegert

James H. Tate

AUDITORS, AUDIT FEES AND AUDITOR INDEPENDENCE

Ernst & Young LLP served as our Independent Auditor for Fiscal 2013. A representative of Ernst & Young is expected to be present at the 2014 annual meeting and will be given the opportunity to make a statement and answer questions that may be asked by shareholders.

Audit Fees

Ernst & Young LLP billed us a total of $3,201,250 in fees for professional services rendered for the audit of our annual financial statements for Fiscal 2013, the audit of management’s assessment of our internal control over financial reporting, and the reviews of the financial statements included in our quarterly reports on Form 10-Q for Fiscal 2013. These fees are for services that are normally provided by Ernst & Young in connection with statutory and regulatory filings or engagements including the annual consolidated audit, foreign statutory audits, consents, and accounting consultation for matters that were addressed during the audit work. Fees billed in this category for Fiscal 2012 totaled $3,320,886.

Audit-Related Fees

Ernst & Young LLP did not bill us for audit-related fees and services in either Fiscal 2013 or Fiscal 2012. These fees are for assurance and related services provided by Ernst & Young that are reasonably related to the performance of the audit including due diligence consultations, accounting consultations not specifically linked to audit work, and fees for access to electronic accounting research.

Tax Fees

Ernst & Young LLP billed us a total of $517,457 in tax fees in Fiscal 2013. These fees are for tax compliance, tax advice, and tax planning provided by Ernst & Young that are related to various federal, state, and international issues and entity restructuring. Fees billed in this category for Fiscal 2012 totaled $839,547.

All Other Fees

Ernst & Young LLP did not bill us for fees in the “All Other Fees” category in either Fiscal 2013 or Fiscal 2012.

Audit Committee Pre-approval Policies and Procedures

The Audit Committee has established a policy to pre-approve the audit and non-audit services performed by the Independent Auditor in order to assure that the provision of such services does not impair the auditor’s independence. Based on information presented to the Audit Committee by Ernst & Young and our management, the Audit Committee has pre-approved defined audit, audit-related, tax, and other services for Fiscal 2013 up to specified cost levels. Any proposed services exceeding pre-approved cost levels require specific pre-approval by the Audit Committee. The policy requires the Independent Auditor to provide detailed back-up documentation regarding the specific services to be provided. The policy also prohibits the Independent Auditor from providing services that are prohibited under the Sarbanes-Oxley Act of 2002.

Although Rule 2-01(c)(7)(i)(C) of Regulation S-X permits the Audit Committee to waive its pre-approval requirement under certain circumstances, the Audit Committee did not rely on that rule in approving any fees reported under the headings Audit-Related Fees, Tax Fees, and All Other Fees.

OTHER INFORMATION

Additional Matters

The Board of Directors is not aware of any other matters that will be presented for action at the 2014 annual meeting. Should any additional matters properly come before the meeting, the persons named in the enclosed proxy will vote on those matters in accordance with their best judgment.

Submission of Shareholder Proposals

Shareholder proposals for the 2015 annual meeting must be received no later than September 26, 2014, at our principal executive offices, located at 100 E. Wisconsin Avenue, Suite 2780, Milwaukee, Wisconsin 53202, directed to the attention of the Secretary, in order to be considered for inclusion in next year’s annual meeting proxy materials under Exchange Act Rule 14a-8. Under our bylaws, we must receive written notice of shareholder proposals for the 2015 annual meeting not involving the nomination of candidates for election to the Board of Directors and that are not intended to be considered for inclusion in next year’s annual meeting proxy materials (shareholder proposals submitted outside the process of Rule 14a-8 under the Exchange Act) at such offices, directed to the attention of the Secretary, not less than 90 nor more than 120 days before the first anniversary of this year’s meeting and the notice must contain the information specified in our bylaws. If the 2014 annual meeting concludes as scheduled on March 4, 2014, such materials must be submitted no earlier than November 4, 2014, nor later than December 4, 2014.

Cost of Proxy Solicitation

We will pay the cost of preparing, printing, and mailing proxy materials as well as the cost of soliciting proxies on behalf of the Board. In addition to using mail services, officers and other employees may solicit proxies in person and by telephone, e-mail, or facsimile transmission without receiving additional remuneration. We may retain a professional proxy solicitation firm, and pay such firm its customary fees, to solicit proxies from direct holders and from banks, brokers, and other nominees having shares registered in their names that are beneficially owned by others.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to us during the last fiscal year and Forms 5 and amendments thereto furnished to us with respect to the last fiscal year or written representations that no reports were required, we are not aware that any director, officer, or beneficial owner of more than 10% of our Common Stock failed during the last year to file a report required by Section 16(a) of the Exchange Act on a timely basis, with two exceptions. On March 19, 2013, Mr. Baker filed a Form 4 to report the award of 15,000 stock options and 5,000 restricted stock units received on November 1, 2012, which was inadvertently reported late. On March 19, 2013, Mr. Doheny filed a Form 4 to report the award of 20,000 stock options and 7,000 restricted stock units received on November 1, 2012, which was inadvertently reported late.

Annual Report on Form 10-K

A copy (without exhibits) of our Annual Report on Form 10-K for the fiscal year ended October 25, 2013 is provided along with this proxy statement. We will provide an additional copy of such Annual Report to any shareholder, without charge, upon written request of such shareholder. Such requests should be addressed to the attention of Shareholder Relations at Joy Global Inc., 100 E. Wisconsin Avenue, Suite 2780, Milwaukee, Wisconsin 53202.

By order of the Board of Directors.

SEAN D. MAJOR

Executive Vice President, General Counsel and Secretary

January 24, 2014

Directions to the Joy Global Inc. 2014 Annual Meeting of Shareholders

100 E. Wisconsin Avenue

2nd Floor Conference Room

Milwaukee, Wisconsin 53202

From the North:

I-43 South to Exit 73C, 11th and Highland

Continue south on 11th Street to W. Wells Street/Highway 18

East on W. Wells Street/Highway 18 to N. Water Street

Turn right on N. Water Street and continue to 100 E. Wisconsin Avenue

From the West:

I-94 East to Exit 1H, St. Paul Avenue/James Lovell Street

North on James Lovell Street to W. Michigan Street

Turn right on W. Michigan Street to N. Water Street

Turn left on N. Water Street and continue to 100 E. Wisconsin Avenue

From the South:

I-94/I-43 North to Exit 310C Lakefront/794E

Follow to Exit 1D Plankinton Avenue

Exit onto N. Plankinton Avenue

Turn right on W. Michigan Street to N. Water Street

Turn left on N. Water Street and continue to 100 E. Wisconsin Avenue

JOY GLOBAL INC.
100 E. WISCONSIN AVENUE, STE 2780
MILWAUKEE, WI 53202
ATTN: ROBBIN KRUEGER

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M65391-P45356 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

JOY GLOBAL INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of the following eight nominees for membership on the corporation's Board of Directors.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

01) Edward L. Doheny II
02) Steven L. Gerard
03) John T. Gremp
04) John Nils Hanson
05) Gale E. Klappa
06) Richard B. Loynd
07) P. Eric Siegert
08) James H. Tate

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. Ratification of the appointment of Ernst & Young LLP as the corporation's independent registered public accounting firm for Fiscal 2014.	☐	☐	☐
3. Advisory vote on the compensation of the corporation's named executive officers.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date